Exhibit 10.1

AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY

THIS AGREEMENT (this “Agreement”) is dated March 9th, 2006, for reference purposes only, and is made by and between SIPEX Corporation, a Delaware corporation (“Seller”), and Mission West Properties L.P., a Delaware limited partnership (“Buyer”).

1. Defined Terms: For purposes of this Agreement, the following terms shall have the following meanings:

A. Brokers are defined in Section 12.

B. Closing means the consummation of the purchase and sale of the Property as contemplated by Section 9.

C. Contamination is any Hazardous Materials present in the soil, groundwater or building improvements of real property in concentrations exceeding legally allowable limits or otherwise in violation of Environmental Laws.

D. Deed is defined in Section 9.D.

E. Deposit is defined in Section 4.A.

F. Effective Date is the date upon which this Agreement has been executed by Buyer and Seller, as indicated opposite each party’s respective signature at the end of this Agreement. If the parties do not execute this Agreement on the same date, the Effective Date shall be the later of the two dates on which the parties sign the Agreement.

G. Environmental Laws means all federal, state and local laws and regulations relating to pollution or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or the protection of human health, including laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

H. Escrow Holder is First American Title Company 1737 N. First Street, Suite 100, San Jose, California 95112, Attention: Liz Zankich.

I. Hazardous Materials means chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, asbestos-containing materials (ACM), hazardous substances, petroleum and petroleum products or any fraction thereof.

J. Official Records are the Official Records of Santa Clara County.

K. Lease is defined in Section 9.D.

L. Permitted Exceptions are the following: (i) any exception to or reservation from title described in the legal description attached hereto as Exhibit A; (ii) all matters described in the Preliminary Title Report dated February 9, 2006, by First American Title Insurance Company bearing Order No. NCS-216991-SC, a copy of which is attached hereto as Exhibit B, except the Deed of Trust (the “Deed of Trust”) recorded January 19, 2006, as Document No. 18773431 in the Official Records of Santa Clara County, California; (iii) any exception to title that arises after the Effective Date of this Agreement and is not caused by Seller (including assessments for public improvements, services or benefits); (iv) any exception to title that arises or is created after the Effective Date which results from Seller’s voluntary action and which is approved by Buyer in writing; (v) any encroachment or other matter that is or would be disclosed by an ALTA survey of the Property; (vi) the lien of non-delinquent real and personal property taxes and assessments; (vii) local, state and federal laws, ordinances or governmental regulations, including, but not limited to, building and zoning laws, ordinances and regulations, now existing or hereafter in effect with respect to the Property; and (viii) any exception to title caused by, approved by, or otherwise known to Buyer at the Closing.

M. Property is all of Seller’s right, title and interest in that certain land commonly referred to as 233 South Hillview Drive, Milpitas, California, comprised of approximately 5.89 acres and more particularly described on Exhibit A attached hereto (the “Land”), together with the following:

(i) all of Seller’s rights, privileges and easements appurtenant to the Land, including, without limitation, all of Seller’s right, title and interest, if any, in and to minerals, oil, gas and other hydrocarbon substances on and under the Land, as well as all development rights, air rights, water, water rights, riparian rights and water stock relating to the Land and any rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of the Land and all of Seller’s right, title and interest, if any, in and to all roads and alleys adjoining or servicing the Land (collectively, the “Appurtenances”); and

(ii) all improvements and fixtures located on the Land used in connection with the ownership and occupancy of the Land, including, without limitation, two (2) buildings located on the Land comprised of approximately 95,690 total square feet (which includes approximately 20,000 square feet of Class 10 clean room), approximately 293 on-site surface parking spaces, and all fixtures attached thereto (including, without limitation, any specialized heating, ventilating and air conditioning equipment and systems, HEPA filters, processed piping, and upgraded electrical systems installed in such improvements and serving such clean room), but specifically excluding any and all equipment, machinery, trade fixtures, and personal property of Seller located at the Property (collectively, the “Improvements”).

N. Purchase Price is equal to Thirteen Million Four Hundred Thousand Dollars ($13,400,000) in immediately available funds.

O. Required Closing Date is March 9, 2006.

P. Title Insurer is First American Title Company 1737 N. First Street, Suite 100, San Jose, California 95112.

2. Agreement to Purchase and Sell: Buyer agrees to purchase the Property from Seller, and Seller agrees to sell the Property to Buyer, upon the terms and conditions contained in this Agreement.

3. Purchase Price and Payment: The Purchase Price for the Property shall be paid by Buyer to Seller in good funds at the Closing. In addition to the Purchase Price, Buyer shall also pay in good funds at the Closing all other payments Buyer is required to make hereunder.

4. Deposit and Liquidated Damages:

A. Required Deposits: Upon execution of this Agreement, Buyer shall deposit with Escrow Holder the sum of Two Hundred Fifty Thousand Dollars ($250,000) in immediately available funds (the “Deposit”). The Deposit shall be held by Escrow Holder in an interest bearing account, with interest accruing to the benefit of Buyer prior to Closing and to the benefit of Seller from and after Closing and, except as expressly provided herein, shall be non-refundable, and shall be applied to the Purchase Price at Closing (or as otherwise provided in Section 4.B below). The failure of Buyer to timely deliver any of the Deposit shall be a material default and shall entitle Seller, at Seller’s sole option, to terminate this Agreement immediately by giving written notice of such termination to Buyer and the Escrow Holder (as defined below).

B. Liquidated Damages: IN THE EVENT THE SALE OF THE PROPERTY AS CONTEMPLATED HEREUNDER IS NOT CONSUMMATED DUE TO A DEFAULT OF BUYER, THE DEPOSIT (INCLUDING ALL INTEREST EARNED FROM THE INVESTMENT THEREOF) SHALL BE PAID TO AND RETAINED BY SELLER AS LIQUIDATED DAMAGES. THE PARTIES ACKNOWLEDGE THAT SELLER’S ACTUAL DAMAGES IN THE EVENT THAT THE SALE IS NOT CONSUMMATED WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. THEREFORE, BY SEPARATELY EXECUTING THIS SECTION 4.B BELOW, THE PARTIES ACKNOWLEDGE THAT THE DEPOSIT HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES’ REASONABLE ESTIMATE OF SELLER’S DAMAGES IN THE EVENT THE CLOSING DOES NOT OCCUR. IN ADDITION, BUYER SHALL PAY ANY ACTUAL TITLE, SURVEY (IF CONTRACTED BY BUYER WITH THIRD PARTY CIVIL ENGINEER) AND ESCROW CANCELLATION CHARGES. NOTWITHSTANDING THE FOREGOING, IN NO EVENT SHALL THIS SECTION 4.B LIMIT THE DAMAGES RECOVERABLE BY SELLER AGAINST BUYER DUE TO (A) BUYER’S OBLIGATION TO INDEMNIFY SELLER IN ACCORDANCE WITH THIS AGREEMENT, OR (B) THIRD PARTY CLAIMS. BY THEIR SEPARATELY EXECUTING THIS SECTION 4.B BELOW, BUYER AND SELLER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTOOD THE ABOVE PROVISION COVERING LIQUIDATED DAMAGES, AND THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION AT THE TIME THIS AGREEMENT WAS EXECUTED.

BUYER’S INITIALS RM SELLER’S INITIALS CRW

C. Seller Default: In the event that the Closing does not occur as the result of a default by Seller hereunder, the Deposit shall immediately be returned to Buyer, Seller shall pay all escrow cancellation and title charges, and Seller shall reimburse Buyer for all of Buyer’s verifiable third-party costs actually incurred in connection with this Agreement and Buyer’s proposed acquisition of the Property. Buyer shall also have the right to pursue legal action for specific performance of this Agreement.

5. Title:

A. Vesting of Title. At Closing, Seller shall convey title to the Property, subject to the Permitted Exceptions, to Buyer by execution and delivery of the Deed. Issuance by the Title Insurer (or an unconditional commitment to issue) as of the Closing to Buyer of an owner’s policy of title insurance shall constitute evidence of delivery of title by Seller.

B. Possession. Buyer shall be entitled to possession of the Property at Closing, subject to the Lease.

6. Intentionally omitted.

7. Covenants of Buyer: Buyer shall do the following:

A. Buyer’s Indemnity: Buyer shall indemnify, defend, protect and hold Seller and the Property harmless from and against any claim, liability, loss, damage, cost or expense incurred by or asserted against Seller or the Property which arises out of Buyer’s inspection of and entry upon the Property, including, without limitation, any mechanic’s liens arising therefrom.

B. Confidentiality: Buyer shall keep confidential all information disclosed to it by Seller in connection with the examination of Seller’s records and documents both before the Effective Date and at any time thereafter; provided, however, that if Buyer acquires the Property, Buyer shall (i) be free to thereafter use such information that relates to the Property and disclose it to other parties if it relates to the Property, and (ii) not disclose to any third parties any information discovered by Buyer which does not relate to the Property but which concerns Seller or its business apart from the Property.

C. Return of Documents: If this Agreement expires or terminates for any reason, Buyer shall, within ten (10) days following the effective date of such termination, deliver to Seller all documentation, studies, investigations and reports delivered by Seller to Buyer or prepared or caused to be prepared by Buyer relating to the Property.

D. Survival of Obligations: Buyer’s obligations under this Section 7 shall survive the Closing or the termination of this Agreement.

8. Covenants of Seller: Seller shall do the following:

A. Right of Access: Seller has allowed and shall allow Buyer and its consultants reasonable access to the Property, during normal business hours, to engage in such examinations and inspections of the Property as Buyer may desire in connection with Buyer’s acquisition of the Property; provided, however, that Buyer shall permit Seller (or its representatives) to be present whenever Buyer is on the Property, and Buyer shall not be permitted to conduct any borings, drillings, soil or groundwater tests, or other invasive tests or inspections on the Property without the prior written consent of Seller, which consent Seller may withhold in its sole and absolute discretion. In the event that Buyer performs any soil or groundwater testing on the Property, Buyer shall provide Seller the opportunity to take “split samples” of any such tests. Following any examinations, inspections and tests, Buyer shall promptly restore the Property to its original condition. In connection with any examinations, inspections and tests of the Property, Buyer and Buyer’s representatives will carry liability insurance reasonably acceptable to Seller naming Seller as an additional insured, and, prior to entering upon the Property, Buyer shall provide Seller with written evidence of same. Buyer shall give Seller reasonable prior notice of its intention to conduct any examinations, inspections or tests with respect to the Property, shall comply with Seller’s reasonable security measures, and shall use reasonable efforts to minimize any interference with Seller’s operations at the Property.

B. Due Diligence Materials: Buyer acknowledges that, prior to the Effective Date, Seller has made available to Buyer for its inspection and copying by Buyer the following documents, to the extent they were in the possession of Seller : (i) “as built” plans (hard copy and CAD file), specifications, signed-off building permits, elevator permits, hazardous materials permits, certificate(s) of occupancy, and any correspondence with government agencies relating to the Property, (ii) all reports and studies relating to the Property (including any environmental reports, surveys, physical inspections, and soils tests), (iii) a list of service contracts for the Property and an indication as to whether Seller or Buyer will take responsibility for the contract after Closing (together with copies of any such contracts that Seller expects to assign to Buyer at Closing), (iv) maintenance reports for at least the last twelve (12) months regarding building systems on the Property, (v) property  tax bills relating to the Property and any property tax appeals for the Property for the last two (2) years, and (vi) any warranties related to the Property. Buyer acknowledges and agrees that Seller has not made and does not make any warranty or representation whatsoever concerning the completeness or the accuracy of information contained in such documents.

9. Escrow Holder; Closing: The transaction contemplated by this Agreement shall be consummated through an escrow opened with Escrow Holder, and Seller and Buyer each agree to deposit with Escrow Holder prior to the Required Closing Date all funds and documents necessary to consummate the transaction contemplated by this Agreement in accordance with the terms and conditions of this Agreement.

A. Closing Date: The Closing shall occur on the Required Closing Date, unless the parties mutually agree in writing to a different date. The parties expressly agree that time is of the essence with respect to the closing of this transaction.

B. Prorations: All real property taxes and installments of principal and interest on assessments shall be prorated as of the Closing, such that Seller shall bear the burden of such expenses to the date immediately preceding the Closing and Buyer shall bear the burden of such expenses on and after the Closing. If accurate information is not available for such prorations at the Closing, the Escrow Holder shall reasonably prorate such items based on the information that is available and, when accurate and complete information becomes available, then within ten (10) days following written demand for payment, Buyer shall pay to Seller, or Seller shall pay to Buyer, as the case may require, such sums as may be necessary to correct any inaccuracy in the prorations made at the Closing; provided, however, that no such claim may be made more than six (6) months after the Closing. Buyer shall assume any assessments which encumber the Property as of the Closing.

C. Closing Charges and Broker’s Commissions: Seller shall pay the premium for the standard coverage CLTA portion of the owner’s policy of title insurance to be obtained by Buyer from the Title Insurer. Buyer shall pay for any incremental premium for an ALTA policy of title insurance, the cost of any lender’s policy of title insurance, and the cost of any endorsements obtained by Buyer. Buyer shall pay all costs and fees of Buyer’s inspection of the Property. All other closing costs will be split equally between Buyer and Seller. Each party shall pay its own attorneys’ fees. Seller shall pay commissions to the Brokers as provided in Section 12.

D. Delivery of Closing Documents and Funds:

(1) Upon mutual execution of this Agreement, the parties hereto shall deposit an executed counterpart of this Agreement with the Escrow Holder and this Agreement shall serve as instructions to the Escrow Holder. Seller and Buyer agree to execute such additional escrow instructions as may be appropriate to enable the Escrow Holder to comply with the terms of this Agreement. All documents to be delivered on the Required Closing Date and all payments to be made under this Agreement shall be timely delivered into escrow with the Escrow Holder so as to enable the Escrow Holder to comply with the terms of this Agreement. It is a condition to each party’s obligations hereunder to proceed to Closing and to consummate the transactions contemplated hereby that the other party has performed all of such party’s obligations under this Agreement in all material respects.

(2) On or before the Required Closing Date, Seller shall deliver to Buyer the following documents:

(a) A Grant Deed in the form of attached Exhibit C, duly executed and acknowledged by Seller for recording in the Official Records (the “Deed”);

(b) A Lease Agreement regarding the Property from Buyer, as landlord, to Seller, as tenant, in the form of attached Exhibit D, duly executed by Seller (the “Lease”);

(c) An affidavit that Seller is not a “foreign person” within the meaning of Section 1445(e)(3) of the Internal Revenue Code of 1986 and is not subject to withholding under U.S. tax law, duly executed by Seller;

(d) A closing statement in form and content satisfactory to Seller;

(e) A statement from the holder of the loan secured by the Deed of Trust describing the outstanding principal indebtedness and accrued interest required to pay off such loan; and

(f) Such other documents as may reasonably be required to close escrow in accordance with this Agreement.

(3) On or before the Required Closing Date, Buyer shall deliver to Seller, the following:

(a) The Purchase Price and all other amounts that Buyer is required to pay pursuant to this Agreement, all in immediately available funds;

(b) The Lease duly executed by Buyer;

(c) A closing statement in form and content satisfactory to Buyer; and

(d) Such other documents as may reasonably be required to close escrow in accordance with this Agreement.

10. Acceptance, “As Is”, and Indemnification: Buyer acknowledges that Buyer has had the opportunity to conduct prior to the Effective Date, such studies and investigations of the Property as Buyer desires, and that Buyer has had the right to observe to its satisfaction, and has observed to its satisfaction, the physical characteristics and condition of the Property. Buyer acknowledges and agrees that the Property is to be purchased and accepted by Buyer in its condition as of the Closing, “AS IS”, without any implied or express warranty or representation by Seller, with all patent and latent defects. Seller disclaims the making of any representations or warranties, express or implied regarding the Property or matters affecting the Property, including, without limitation, title to or the boundaries of the Property, topography, climate, air, water rights, utilities, leases, water, present and future zoning, physical condition, soil condition, pest control matters, engineering characteristics, traffic patterns, purposes to which the Property may be suited, value, potential for development, Contamination, drainage, access to public roads, proposed routes of roads or extensions thereof, the square footage of the Land or the Improvements, compliance with building, health and safety laws, Environmental Laws, land use laws and regulations to which the Property may be subject and all other matters in any way affecting the Property, or the use or ownership thereof (collectively, the “Property Matters”). Buyer acknowledges that it has not received from Seller any accounting, tax, legal, architectural, engineering, property management, environmental or other advice with respect to this transaction and is relying solely upon the advice of its own accounting, tax, legal, architectural, engineering, property management, environmental and other advisors. THEREFORE, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, TO BUYER, AND SELLER IS TRANSFERRING AND BUYER IS PURCHASING THE PROPERTY IN ITS “AS-IS” CONDITION AT THE CLOSING, AND BUYER ASSUMES THE RISK THAT ADVERSE PHYSICAL, ENVIRONMENTAL, ECONOMIC OR LEGAL CONDITIONS MAY NOT HAVE BEEN REVEALED BY ITS INVESTIGATION. The acknowledgments contained in this section constitute a conclusive admission that Buyer, as a sophisticated, knowledgeable investor in commercial property, has relied upon its own judgment as to any matter germane to the Property, or its purchase or contemplated use thereof, and that any other statement with respect thereto, whether oral, written, constructive, express or implied, is immaterial to Buyer. Buyer, for itself and its agents, affiliates, successors and assigns, hereby releases and forever discharges Seller, its agents, affiliates, successors and assigns from any and all rights, claims and demands at law and in equity, whether known or unknown at the time of this Agreement, which Buyer has or may have in the future, arising out of the physical, environmental, economic or legal condition of the Property; provided, however, that the foregoing release shall not apply to any obligations of Seller arising under the Lease during the term thereof.

In giving the foregoing release, Buyer expressly waives the provisions of California Civil Code Section 1542 as it applies to the foregoing release, which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Buyer hereby specifically acknowledges that Buyer has carefully reviewed this section and discussed its import with legal counsel and that the provisions of this Section 10 are a material part of this Agreement. Buyer’s obligations under this Section 10 shall survive the Closing or the termination of this Agreement.

11. Risk of Loss: If all or any part of the Property is damaged by casualty or taken by eminent domain prior to the Closing, the following shall apply:

A. If the Property is damaged by casualty, or if a part of the Property is taken by eminent domain, and if such damage or taking is material, Buyer may elect either (i) to terminate this Agreement, or (ii) to continue this Agreement in effect. If this Agreement is not terminated by Buyer, then (i) Seller shall have no obligation to repair any damage, (ii) Buyer shall accept possession of the Property in its damaged condition, and (iii) at the Closing, Seller shall assign to Buyer all insurance proceeds or condemnation proceeds regarding the Property received by Seller as a result of such damage or taking.

B. For purposes of this Agreement, damage is “material” if the cost of repairing or replacing it, without deduction for depreciation, exceeds Five Hundred Thousand Dollars ($500,000); provided that if the applicable building codes or other laws or regulations require work exceeding the repair or replacement of the actual damage, the cost shall be considered to include all of the work so required. A taking by eminent domain is material if the diminution in the market value of the Property exceeds the sum stated above.

12. Brokers Commissions: Each party hereto represents to the other that it has not incurred, directly or indirectly, any liability on behalf of the other party for the payment of any real estate brokerage commissions, finder’s fees or other compensation to any agents, brokers, salesmen or finders by reason of the consummation of the transactions contemplated by this Agreement other than to CPS—Corfac International and Colliers International, which are exclusively representing Seller (the “Brokers”). Seller is responsible for paying the Brokers a commission pursuant to separate agreements between Seller and Brokers. In this regard, each party hereto shall indemnify, defend and hold the other harmless from and against any claim, liability or expense for any brokerage commissions, finder’s fees or other compensation claimed to be due and owing for activities performed in connection with transactions contemplated by this Agreement on behalf of the indemnifying party, other than the brokerage commission payable to the Brokers.

13. Attorneys’ Fees: Should any action or proceeding be commenced between the parties hereto concerning the Property, this Agreement, or the rights and duties of either Seller or Buyer in relation thereto, whether it be an action for damages or for equitable or declaratory relief, the prevailing party in such action or proceeding shall be entitled, in addition to all other relief as may be granted by the court, to reasonable sums as and for attorneys’ fees in the discretion of the court.

14. Notices: Any notice required or permitted to be given by either party to this Agreement to the other, pursuant or with respect to this Agreement, shall be in writing and shall be personally served or, in lieu of personal service, may be given by Federal Express or other reputable overnight delivery service, charges prepaid, addressed to the other party at the following addresses:

If to Seller:	SIPEX Corporation 233 south Hillview Drive Milpitas, California 95035

Attn: Chief Financial Officer

with copy to	Douglas Keith Krohn, Esq.

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, California 94304-1050

If to Buyer:	Mission West Properties, L.P.

	10050 Bandley Drive Cupertino, California 95014 Attn:	Carl E. Berg Raymond V. Marino

Any notice given by Federal Express or other reputable overnight delivery service shall be deemed given on the next business day after deposit. Either party may, by written notice to the other in the manner provided in this Section 14, change the address for its notices.

15. Mutual Cooperation: Each party hereto agrees to execute, acknowledge and deliver (or to cause to have executed, acknowledged and delivered) such other and further instruments and documents as may be reasonably requested by the other to carry out this Agreement. Each party hereto covenants to use its reasonable efforts to cause satisfaction of all conditions to its obligations under this Agreement and to exercise good faith in fulfilling its obligations under this Agreement.

16. Execution in Counterparts: This Agreement may be executed in counterparts by the parties hereto and shall become binding when both parties have each executed a counterpart hereof, as set forth below, and together such executed counterparts shall constitute this Agreement.

17. Miscellaneous:

A. Time of the Essence: Time is of the essence for the performance of each and every covenant and for the satisfaction of each and every condition contained in this Agreement.

B. Severability: If any provision(s) of this Agreement is adjudged to be unenforceable or invalid, it is the specific intent of the parties that the remainder of this Agreement shall not be affected by such unenforceability or invalidity, but shall remain in full force and effect.

C. Headings: The headings contained in this Agreement are for reference purposes only and shall not limit or define the meaning of the text of this Agreement.

D. Governing Law: This Agreement shall be governed by, and construed in accordance with, the laws of the State of California. Seller and Buyer consent to the jurisdiction of the courts of Santa Clara County, California for the resolution of any disputes arising regarding this Agreement.

E. Fair Interpretation: The language in all parts of this Agreement shall in all cases be construed as a whole, according to its reasonable meaning, and any ambiguities in this Agreement shall not be construed strictly for or against either Buyer or Seller.

F. No Waiver: No waiver by any party of the performance or satisfaction of any covenant or condition shall be valid unless in writing and shall not be considered to be a waiver by such party of any other covenant or condition hereunder.

G. Successors and Assigns: This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators and successors and assigns of Seller and Buyer. Buyer shall not have the right to assign its rights or obligations under this Agreement; provided, however, that Buyer may assign to an affiliate of Buyer, with Seller’s prior written consent (which consent shall not be unreasonably withheld), provided that the assignee assumes all of Buyer’s obligations hereunder. Notwithstanding any assignment, Buyer shall not be released from any obligations under this Agreement. For the purposes of this Section, “affiliate of Buyer” shall mean an entity controlled by Buyer. “Control” shall mean the possession, directly or indirectly, of the power to direct the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

H. Third Party Beneficiaries: This Agreement is for the benefit of Buyer and Seller and their respective shareholders, partners and successors, and no third party shall be entitled to the benefit of any of the provisions of this Agreement.

I. Multiple Parties: If more than one person or entity is named herein as Buyer, such multiple parties shall have joint and several responsibility to comply with the terms of this Agreement.

J. Entire Agreement: This Agreement together with Exhibits A through D attached hereto (which are by this reference incorporated herein) shall constitute the entire agreement between the parties with regard to the subject matter of this Agreement and shall supersede all other agreements respecting the subject matter of this Agreement. This Agreement shall not be modified by either party by any oral representation made before or after the execution of this Agreement, and all modifications must be in writing signed by Seller and Buyer.

K. Tax-Deferred Exchange: Notwithstanding Section 17.G, Buyer and Seller acknowledge and agree that either party hereto (the “Exchange Party”) may assign its interest in this Agreement to an exchange facilitator (or, in the case of Seller, to the owner of the property identified by Seller as the Exchange Property) for the purpose of completing an exchange of the Property in a transaction which will qualify for treatment as a tax-deferred exchange pursuant to the provisions of Section 1031 of the Internal Revenue Code of 1986 and applicable state revenue and taxation codes sections (a “1031 Exchange”). The other party hereto (the “Non-Exchange Party”) agrees to provide reasonable cooperation requested by the Exchange Party in implementing any such assignment and 1031 Exchange, including the execution of reasonable documentation required in connection therewith and/or payment of the Purchase Price to a facilitator identified by Seller, provided that such cooperation shall not entail any additional expense or liability to the Non-Exchange Party beyond its existing obligations under this Agreement, and provided further that the Exchange Party shall reimburse the Non-Exchange Party, upon demand, for any expense incurred by the Non-Exchange Party relating to such 1031 Exchange. The Non-Exchange Party shall not, however, be obligated to take title to any property (other than the Property, in the case of Buyer), and no such exchange shall delay the Closing. The accomplishment of a like-kind exchange shall not be a condition to the Exchange Party’s obligations under this Agreement, and the Exchange Party’s failure to locate an Exchange Property or to consummate a like-kind exchange for any reason or for no reason at all shall in no way relieve the Exchange Party of its obligations under this Agreement. In addition, Buyer acknowledges that this Section 17.K is included in this Agreement entirely at the request of, and as an accommodation to, Buyer. Accordingly, Buyer covenants and agrees as follows:

A. Notwithstanding the foregoing provisions of this Section 17.K, (i) nothing contained in this Section 17.K or in any assignment described herein shall modify in any respect (or release or relieve Buyer from) any of Buyer’s obligations, responsibilities or liabilities or any of Seller’s rights, privileges, interests or remedies under or with respect to this Agreement, including, without limitation, those arising after the Closing, and (ii) Buyer shall remain personally liable for all representations, warranties and covenants of the “Buyer” under this Agreement notwithstanding any assignment of Buyer’s right, title or interest thereunder. Without limiting the generality of the foregoing, Buyer, and not any assignee of Buyer pursuant to this Section 17.K, shall be the landlord under the Lease.

B. Buyer shall bear all risk, and Seller shall have no liability or responsibility whatsoever, in connection with such 1031 Exchange. Without limiting the generality of the foregoing provisions of this Section 17.K, notwithstanding any assignment of Buyer’s right, title or interest under this Agreement, Buyer shall retain the sole and exclusive authority to take all actions, make all determinations, and enter all agreements to consummate the transactions contemplated by this Agreement on behalf of the Buyer hereunder.

C. Buyer shall indemnify, defend (without counsel reasonably acceptable to Seller) and hold harmless Seller and its officers, directors, shareholders, agents and representatives and their respective heirs, legal representatives, successors and assigns from and against all losses, costs, claims, liabilities and damages (including, without limitation, reasonable attorneys’ fees and expenses) arising from or relating in any manner to this Section 17.K, any 1031 Exchange, and any assignment of Buyer’s right, title or interest under this Agreement in connection therewith. This indemnity shall survive the Closing, any 1031 Exchange, and any such assignment.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, by their duly authorized representatives, on the respective dates set forth below.

SELLER:	BUYER:
SIPEX CORPORATION	MISSION WEST PROPERTIES L.P

Mission West Properties Inc. its general partner

By: Clyde R. Wallin	By: R.V. Marino

Its: Senior VP Finance & CFO	Its: President & COO

Date: 3/8/06	Date: 03/08/06

EXHIBIT A

LEGAL DESCRIPTION

Real property in the City of Milpitas, County of Santa Clara, State of California, described as follows:

PARCEL ONE:

Parcel 2, as shown on that certain Map entitled, “Parcel Map being a portion of Parcel 3, as shown upon that certain Parcel Map recorded in Book 493 of Maps page(s) 19 and 20, Records of Santa Clara County,” which Map was filed for record in the office of the Recorder of the County of Santa Clara, State of California on May 24, 1989 in Book 586 of Maps, at pages 37 and 38.

PARCEL TWO:

An easement for the purpose of ingress and egress, said easement being more particularly described as follows:

Being a portion of Parcel 3 as shown upon that certain Parcel Map, recorded in Book 493 of maps, at page 19 and 20, Records of Santa Clara County, being more particularly described as follows:

Commencing at a point on the Northeasterly boundary line of said Parcel 3, said point being the Southerly terminus of the course shown as “R=75 angle = 124° 50’ 34” L=163.42” on said map.

Thence, from said point of commencement, along said Northeasterly boundary line of said Parcel 3, from a tangent bearing of N. 41° 25’ 04” W., along a curve to the right, having a radius of 75.00 feet, through a central angle of 17° 25’ 24”, for an arc length of 22.81 feet; thence, leaving said Northeasterly line N. 23° 59’40” W. 75.00 feet; thence S. 66° 00’ 20” W., 21.77 feet; thence, N. 23° 59’40” W., 214.85 feet to the true point of beginning; thence, from said true point of beginning S. 66° 00’ 20” W., 116.50 feet; thence N. 23° 59’ 40” W., 12.50 feet; thence N. 66° 00’ 20” E. 116.50 feet; thence, S. 23° 59’ 40” E., 12.50 feet to the true point of beginning.

PARCEL THREE:

An easement for the purpose of a Private Sanitary Sewer and Private Storm Drainage, said easement being more particularly described as follows:

Being a portion of Parcel 3 as shown upon that certain Parcel Map recorded in Book 493 of Maps, at pages 19 and 20, Records of Santa Clara County, being more particularly described as follows:

Commencing at a point in a Northeasterly boundary line of said Parcel 3 said point being the Southerly terminus of the course shown as “R=75, angle = 124° 50’34”, L=163.42” on said Map.

Thence, from said point of commencement, along said Northeasterly boundary line of said Parcel 3, from a tangent bearing of N. 41° 25’ 04” W, along a curve to the right, having a radius of 75.00 feet, through a central angle of 17° 25’ 24”, for an arc length of 22.81 feet; thence, leaving said Northwesterly line N. 23° 59 ‘40” W., 40.00 feet to a point in the line designated as “10’ PSUE & PE” on said Map said point being the true point of beginning; thence, from said true point of beginning, N. 23° 59’ 40” W. 35.000 feet; thence, N. 66° 00’ 20” E., 35.00 feet to a point in said line designated as “10’ PSUE and PE”; thence, along said line, from a tangent bearing of S. 37° 55’ 59” W., along a curve to the left, having a radius of 85.00 feet, through a central angle of 33° 51’ 18”, for an arc length of 50.22 feet to the true point of beginning.

PARCEL FOUR:

An easement for the purpose of Private Storm Drainage, said easement being more particularly described as follows:

Being a portion of Parcel 3 as shown upon that certain Parcel Map recorded in Book 493 of Maps, at pages 19 and 20, Records of Santa Clara County, being more particularly described as follows:

Being a strip of land uniform width of 10.00 feet, measured at right angles, the center line of which is described as follows:

Commencing at a point in a Northeasterly boundary line of said Parcel 3 said point being the Southerly terminus of the course shown as “R=75, angle 124° 50’34”, L = 163.42” on said Map.

Thence, from said point of commencement, along said Northeasterly boundary line of said Parcel 3, from a tangent bearing of N 41° 25’ 04” W., along a curve to the right, having a radius of 75.00 feet, through a central angle of 17° 25’ 24”, for an arc length of 22.81 feet; thence, leaving said Northeasterly line N. 23° 59’ 40” W. 75.00; thence, S. 66° 00’ 20” W. 21.77 feet; thence N. 23° 59’ 40” W, 227.35 feet; thence, S. 66° 00’ 20” W., 116.50 feet; thence, N. 23° 59’ 40” W., 36.25 feet to the true point of beginning; thence, from said true point of beginning S. 54° 14’ 14” W., 6.13 feet; thence, S. 72° 32’ 10” W., 231.38 feet; thence, S. 11° 55’ 04” E. 151.16 feet to a point in a line parallel with and 6.00 feet Northeasterly, measured at right angles, from the Southwesterly line of said Parcel 3; thence, along said parallel line S. 23° 59’ 40” E., 447.50 feet to the intersection thereof with the adjusted lot line per City of Milpitas, Resolution N. 5318, dated July 15, 1986; said point being the terminal point of herein described center line.

PARCEL FIVE:

An easement for the purpose of Private Sanitary Sewer and Private Storm Drainage, said easement being more particularly described as follows:

Being a portion of parcels 2 and 3 as shown upon that certain parcel Map, recorded in Book 493 of Maps at pages 19 and 20, Records of Santa Clara County, being more particularly described as follows:

Commencing at the most Southerly corner of said Parcel 3; thence from said Point of Commencement, along the Southwesterly boundary line of said Parcel 2, S 23° 59’ 40” E, 10.00 feet to the True Point of Beginning; thence, from said True Point of Beginning, leaving said line, at right angles, parallel with the Southeasterly boundary line of said Parcel 3, N 66° 00’ 20” E, 20.00 feet; thence, at right angles, parallel with the aforementioned Southwesterly boundary line, N 23° 59’ 40” W, 42.50 feet; thence, at right angles, parallel with the aforementioned Southeasterly boundary line, S 66° 00’ 20” W, 20.00 feet to a point in the Southwesterly boundary line of said Parcel 3; thence, along said Southwesterly boundary line of said Parcel 3 and Parcel 2 at right angles, S 23° 59’ 40” E, 42.50 feet to the True Point of Beginning.

APN: 086-38-029

EXHIBIT B

PRELIMINARY TITLE REPORT

[Not Available at Closing]

EXHIBIT C

FORM OF GRANT DEED

Recorded At Request Of:

First American Title Insurance Company

When Recorded Mail To:

Grant Deed

For valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Sipex Corporation, a Delaware corporation, hereby grants to MISSION WEST PROPERTIES, L.P., a Delaware limited partnership (“Grantee”), that certain real property (the “Property”) located in the City of Milpitas, County of Santa Clara, State of California, described in Exhibit A attached hereto and made a part hereof.

THE PROPERTY IS CONVEYED TO GRANTEE SUBJECT TO:

(a) All liens, easements, covenants, conditions and restrictions of record, including any matters shown on any subdivision or parcel map affecting the Property;

(b) All exceptions appearing in a certain policy of title insurance for the Property issued to the Grantee as of the date hereof;

(c) All matters which would be revealed or disclosed in an accurate survey of the Property;

(d) All matters which would be revealed or disclosed by a physical inspection of the Property;

(e) A lien not yet delinquent for taxes for real property and personal property and any general or special assessments against the Property; and

(f) Zoning ordinances and regulations and any other laws, ordinances, or governmental regulations restricting or regulating the use, occupancy or enjoyment of the Property.

IN WITNESS WHEREOF, the undersigned has executed this Grant Deed as of the date indicated below.

Dated:      , 2006

SIPEX CORPORATION,
a Delaware corporation

By:
Print Name:
Title:

State of California) ) ss. County of Santa Clara	)

On this      day of      , 2006, before me, the undersigned, a notary public in and for the State of California, personally appeared      , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the within instrument.

WITNESS my hand and official seal.

Signature

(Seal)

EXHIBIT D

STANDARD FORM LEASE

1. Basic Provisions

1.1 Parties: This Lease, executed in duplicate at Cupertino, California, on March 9, 2006, by and between Mission West Properties, L.P., a Delaware limited partnership, and Sipex Corporation, a Delaware Corporation, hereinafter called respectively Lessor and Lessee, without regard to number or gender.

1.2 Letting: Lessor hereby leases to Lessee, and Lessee hires from Lessor, the Premises, for the term, at the rental and upon all the terms and conditions set forth herein.

1.3 Use: Lessee may use the Premises for the purpose of conducting therein office, research and development, light manufacturing, and warehouse activities, and any other legal activity.

1.4 Premises: The real property with appurtenances as shown on Exhibit A (the “Premises”) situated in the City of Milpitas, County of Santa Clara, State of California, and more particularly described as follows:

The Premises includes one single story 60,482 square foot building and one 2-story 35,208 square foot building for a total of 95,690 square feet of buildingswith all improvements thereto, including the right to use 293 unreserved surface parking spaces as shown on Exhibit A.1. The address for the Premises is 233 South Hillview Drive, Milpitas, California. Lessee’s pro-rata share of the Premises is 100%.

1.5 Term: The term shall be for sixty (60) months unless extended pursuant to Section 35 of this Lease (the “Lease Term”), commencing on the Commencement Date as defined in Section 1.11 and ending sixty (60) months thereafter.

1.6Rent: Rent shall be payable in monthly installments as follows:

	Base Rent	Estimated CAC**	Total Rent

Months 1* through 12 Months 13 through 24 Months 25 through 36 Months 37 through 48 Months 49 through 60	$105,259 $108,417 $111,669 $115,019 $118,470	$2,871 $2,871 $2,871 $2,871 $2,871	$108,130 $111,288 $114,540 $117,890 $121,341

• For purposes of the foregoing, “Month 1” is the first full lease month after the Commencement Date. If the Commencement Date is not the first day of a month, then the first month shall be a partial month (prorated), and shall be added to the Lease Term. The monthly Total Rent for the partial month shall be Three Thousand Four Hundred Eighty Eight Dollars ($3,488) per day. Month 1 shall commence on the first day of the first full month of the Lease Term.

• CAC charges to be adjusted per Common Area Charges Section below.

Base rent and CAC as scheduled above shall be payable in advance on or before the first day of each calendar month during the Lease Term. The term “Rent,” as used herein, shall be deemed to be and to mean the base monthly rent and all other sums required to be paid by Lessee to Lessor pursuant to the terms of this Lease. Rent shall be paid in lawful money of the United States of America, without offset or deduction, and shall be paid to Lessor at such place or places as may be designated from time to time by Lessor. Rent for any period less than a calendar month shall be a pro rata portion of the monthly installment. Upon execution of this Lease, Lessee shall deposit with Lessor the first month’s rent, including estimated CAC and Security Deposit.

1.7 Security Deposit: Lessee shall deposit with Lessor the sum of One Million Two Hundred Sixty Five Thousand Dollars ($1,265,000) (the “Security Deposit”). The Security Deposit shall be held by Lessor as security for the faithful performance by Lessee of all of the terms, covenants, and conditions of this Lease applicable to Lessee. The Security Deposit will be reduced to Six Hundred Thirty Two Thousand Five Hundred Dollars ($632,500) when the Lessee achieves four consecutive quarters of net income and positive cash flow, excluding extraordinary items, as reported on their securities filings with the U.S. Securities and Exchange Commission (the “Security Deposit Reduction Event”). Following the Security Deposit Reduction Event if the Lessee reports two consecutive quarters of net loss and negative cash flow, excluding extraordinary items, as reported on their securities filings with the U.S. Securities and Exchange Commission, Lessor will have the right to require the Lessee to increase the Security Deposit to One Million Two Hundred Sixty Five Thousand Dollars ($1,265,000) within fifteen (15) days after Lessor’s written notice to Lessee; provided, however, that upon any subsequent occurrence of a Security Deposit Reduction Event, the Security Deposit will again be reduced to Six Hundred Thirty Two Thousand Five Hundred Dollars ($632,500) until such time, if any, as Lessee thereafter reports two consecutive quarters of net loss and negative cash flow, excluding extraordinary items, as reported on its securities filings with the U.S. Securities and Exchange Commission, Lessor will again have the right to require the Lessee to increase the Security Deposit to One Million Two Hundred Sixty Five Thousand Dollars ($1,265,000) within fifteen (15) days after Lessor’s written notice to Lessee. If Lessee commits a default as provided for herein (after applicable notice and cure periods), including but not limited to a default with respect to the provisions contained herein relating to the condition of the Premises, Lessor may (but shall not be required to) use, apply or retain all or any part of the Security Deposit for the payment of any amount which Lessor may spend by reason of default by Lessee. If any portion of the Security Deposit is so used or applied, Lessee shall, within ten days after written demand therefor, deposit cash with Lessor in an amount sufficient to restore the Security Deposit to itsimmediately prior amount. Lessee’s failure to do so shall be a default by Lessee. Any attempt by Lessee to transfer or encumber its interest in the Security Deposit shall be null and void.

In lieu of the cash Security Deposit described above, Lessee shall have the right, at Lessee’s election, to provide the Security Deposit in the form of an irrevocable standby letter of credit (the “Letter of Credit”) issued to Lessor, as beneficiary, by a U.S. bank reasonably approved by Lessor, in which case, the Letter of Credit shall serve as the Security Deposit under this Lease. Lessee shall maintain the Letter of Credit for the entire Lease Term, provided that Lessee may at any time substitute a cash Security Deposit for the Letter of Credit, and upon such substitution, Lessor shall return the Letter of Credit to Lessee. The Letter of Credit shall provide that it will be automatically renewed until thirty (30) days after the expiration date of the Lease Term or any extension thereof. If, not later than thirty (30) days prior to the expiration of the Letter of Credit, Lessee fails to furnish Lessor with a replacement Letter of Credit pursuant to this paragraph, Lessor shall have the right to draw the full amount of the Letter of Credit and shall hold the proceeds of the Letter of Credit as a cash Security Deposit pursuant to the foregoing paragraph. Except as set forth in the preceding sentence, Lessor shall only draw upon the Letter of Credit following Lessee’s default (after applicable notice and cure periods) and only to the extent required to cure such default. If Lessor draws upon the Letter of Credit solely due to Lessee’s failure to renew the Letter of Credit at least thirty (30) days before its expiration (i) such failure to renew shall not constitute a default hereunder, and (ii) Lessee shall at any time thereafter be entitled to provide Lessor with a replacement Letter of Credit that satisfies the requirements of this paragraph, in which case Lessor shall immediately return the cash proceeds equal to the balance of the Letter of Credit drawn by Lessor.

1.8 Common Area Charges: Lessee shall pay to Lessor, as additional Rent, an amount equal to Lessee’s pro-rata share of the total common area charges of the Premises as defined below (the common area charges for the Premises is referred to herein as (“CAC”)). Lessee shall pay to Lessor as Rent, on or before the first day of each calendar month during the Lease Term, subject to adjustment and reconciliation as provided hereinbelow, the sum of Two Thousand Eight Hundred Seventy One Dollars ($2,871), said sum representing Lessee’s estimated monthly payment of Lessee’s percentage share of CAC (which as of the date of this Lease represents the insurance covered under Sections 6 A) and 6 B) and the two percent (2%) management fee set forth in this Section). Lessee, at Lessee’s cost, will be responsible for replacement of capital items, including but not limited to: HVAC units, parking lot (not including resealing and restriping which is covered by the CAC), roof membrane replacement (not including the roof membrane maintenance which is covered by the CAC), roof decking, structural or insulation replacement as a result of water intrusion from failure of the roof membrane, elevator, and painting of building exterior (the “Capital Replacements”) during the Lease Term or any extension thereof by properly licensed and insured contractors using materials of equal or better quality that existed prior to the Capital Replacement. It is understood and agreed that Lessee’s obligation under this paragraph shall be prorated to reflect the Commencement Date and the end of the Lease Term, including a partial month.

Lessee’s estimated monthly payment of CAC payable by Lessee during the calendar year in which the Lease commences is set forth above. At or prior to the commencement of each succeeding calendar year term (or as soon as practical thereafter), Lessor shall provide Lessee with Lessee’s estimated monthly payment for CAC which Lessee shall pay to Lessor as Rent. Within 120 days of the end of the calendar year and the end of the Lease Term, Lessor shall provide Lessee a statement of actual CAC incurred for the preceding year or other applicable period in the case of a termination year. If such statement shows that Lessee has paid less than its actual percentage, then Lessee shall pay to Lessor the amount of such deficiency within thirty (30) days. If such statement shows that Lessee has paid more than its actual percentage, then Lessor shall, at its option, promptly refund such excess to Lessee or credit the amount thereof to the Rent next becoming due from Lessee. Lessor reserves the right to revise any estimate of CAC if the actual or projected CAC show an increase or decrease in excess of 10% from an earlier estimate for the same period. In such event, Lessor shall provide a revised estimate to Lessee, together with an explanation of the reasons therefor, and Lessee shall revise its monthly payments accordingly. Lessor’s and Lessee’s obligation with respect to adjustments at the end of the Lease Term or earlier expiration of this Lease shall survive the Lease Term or earlier expiration. Lessee shall have the right, at any time within one hundred eighty (180) days after Lessee’s receipt of any such statement to audit Lessor’s books and records regarding CAC. If such audit shows that Lessee has paid less than its actual percentage of CAC, then Lessee shall pay to Lessor the amount of such deficiency within thirty (30) days. If such audit shows that Lessee has paid more than its actual percentage of CAC, then Lessor shall, at its option, promptly refund such excess to Lessee or credit the amount thereof to the Rent next becoming due from Lessee. In addition, if such audit shows that Lessee has overpaid CAC by more than ten percent (10%) of the CAC actually payable by Lessee, then Lessor shall pay the out of pocket cost of Lessee’s audit. Lessee’s audit shall take place at the Lessor’s business office where the records are kept at a date and time mutually agreed to by the parties.

As used in this Lease, CAC shall include the reasonable costs actually incurred by Lessor for the following: (i) the repair and maintenance of the Premises under Section 5(b), the premiums for Lessor’s insurance under Sections 6 A) and 6 B) and the deductible thereunder (not to exceed $10,000 per occurrence), Taxes under Section 16, and the amount described in Section 31 for earthquake insurance; (ii) costs of supplies, materials, equipment and tools used and required in connection with the operation and maintenance of the Premises; (iii) licenses, permits and inspection fees; (iv) all other costs incurred by Lessor in directly maintaining and operating the Premises; and (v) costs to comply with government regulations imposed on the Premisesafter the Commencement Date and not related to Lessee’s particular use and occupancy of the Premises; and (vi) an amount equal to two percent (2%) of the base rent and CAC (to the extent that the Lessee elects to take direct control of the CAC as provided in Section 5(b), the management fee will only be calculated using the base rent and the CAC that is managed directly by Lessor), as compensation for Lessor’s accounting and management services. Lessee shall have the right to review the basis and computation analysis used to derive the CAC applicable to this Lease annually.

1.9 Late Charges: Lessee hereby acknowledges that a late payment made by Lessee to Lessor of Rent and other sums due hereunder will cause Lessor to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges, which may be imposed on Lessor according to the terms of any mortgage or trust deed covering the Premises. Accordingly, if any installment of base monthly rent or monthly estimate of CAC is not received by Lessor or Lessor’s designee within five (5) days after such amount is due (provided, however, that, on the first occasion in any calendar year that Lessee is delinquent in payment of base monthly rent or monthly estimate of CAC, Lessor shall give Lessee written notice thereof, and no late charge shall be payable so long as Lessee pays such past-due amount within three (3) days thereafter) or if any other Rent or other sum payable to Lessor is not received by Lessor or Lessor’s designee within ten (10) days after Lessor delivers a written notice to Lessee, Lessee shall pay to Lessor a late charge equal to five percent (5%) of such overdue amount. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Lessor will incur by reason of late payments made by Lessee. Acceptance of such late charges by Lessor shall in no event constitute a waiver of Lessee’s default with respect to such overdue amount, nor shall it prevent Lessor from exercising any of the other rights and remedies granted hereunder.

1.10 Quiet Enjoyment: Lessor covenants and agrees with Lessee that upon Lessee paying Rent and performing its covenants and conditions under this Lease, Lessee shall and may peaceably and quietly have, hold and enjoy the Premises for the Lease Term, subject, however, to the rights reserved by Lessor hereunder.

1.11 Possession: Possession shall be deemed tendered and the term shall commence on the date of this Lease or such other date agreed to by the parties in writing (the “Commencement Date”).

2. Lessee Improvements

2.1 Acceptance Of Premises And Covenants To Surrender: Lessee accepts the Premises in an “AS IS” condition and “AS IS” state of repair, subject to Lessor’s representation that the Premises are in good order and repair, and comply with all requirements for occupancy as of the Commencement Date. Lessee agrees on the last day of the Lease Term, or on the sooner termination of this Lease, to surrender the Premises to Lessor in Good Condition and Repair “Good Condition and Repair” shall generally mean that the Premises are in the condition that one would expect the Premises to be in, if throughout the Lease Term Lessee (i) uses and maintains the Premises in a commercially reasonable manner and in an accordance with the requirements of this Lease and (ii) makes all Required Replacements. “Required Replacements” are the replacements to worn-out (non-repairable) equipment, fixtures, and improvements, including the Captial Replacements that a commercially reasonable owner-user would make. All of the following shall be in Good Condition and Repair: (i) the interior walls and floors (new carpet will not be required at the end of the Lease Term) of all offices and other interior areas, (ii) all suspended ceilings and any carpeting shall be clean and in good condition, (iii) all glazing, windows, doors and door closures, plate glass, (iv) all electrical systems including light fixtures and ballasts, plumbing, and temperature control systems; and (v) the existing approximately 20,000 square feet of Class 10 clean room. Lessee, on or before the end of the Lease Term or sooner termination of this Lease, shall remove all its personal property and trade fixtures from the Premises, and all such property not so removed shall be deemed to be abandoned by Lessee. Lessee shall reimburse Lessor for all disposition costs incurred by Lessor relative to Lessee’s abandoned property. If the Premises are not surrendered at the end of the Lease Term or earlier termination of this Lease, Lessee shall indemnify Lessor against loss or liability resulting from any delay caused by Lessee in surrendering the Premises including, without limitation, any claims made by any succeeding Lessee founded on such delay.

3. Uses Prohibited: Lessee shall not commit, or suffer to be committed, any waste upon the Premises, or any nuisance, or other act or thing which may disturb the quiet enjoyment of any other tenant in or around the buildings in which the subject Premises are located or allow any sale by auction upon the Premises, or allow the Premises to be used for any improper, immoral, unlawful or objectionable purpose, or place any loads upon the floor, walls, or ceiling which may endanger the structure, or use any machinery or apparatus which will unreasonably vibrate or shake the Premises or the building of which it is a part, or place any harmful liquids in the drainage system of the building. No waste materials or refuse shall be dumped upon or permitted to remain upon any part of the Premises outside of the building proper. No materials, supplies, equipment, finished products or semi-finished products, raw materials or articles of any nature shall be stored upon or permitted to remain on any portion of the Premises outside of the building structure, unless approved by the local, state federal or other applicable governing authority. Lessor consents to Lessee’s use of materials which are incidental to Lessee’s normal, day-to-day operations, but this does not relieve Lessee of any of its obligations not to contaminate the Premises and related real property or violate any Hazardous Materials Laws.

4. Alterations And Additions: Lessee shall not make, or suffer to be made, any alteration or addition to said Premises, or any part thereof, without the express, advance written consent of Lessor; any addition or alteration to said Premises, except movable furniture, equipment and trade fixtures, shall become at once a part of the realty and belong to Lessor at the end of the Lease Term or earlier termination of this Lease. Alterations and additions which are not deemed as trade fixtures shall include HVAC systems, lighting systems, electrical systems, partitioning, carpeting, or any other installation which has become an integral part of the Premises. Lessee agrees that it will not proceed to make such alterations or additions until all required government permits have been obtained and after having obtained consent from Lessor to do so, until five (5) days from the receipt of such consent, so that Lessor may post appropriate notices to avoid any liability to contractors or material suppliers for payment for Lessee’s improvements. Lessee shall at all times permit such notices to be posted and to remain posted until the completion of work. At the end of the Lease Term or earlier termination of this Lease, Lessee shall remove and shall be required to remove any additions or alterations installed by Lessee at or during the Lease Term and Lessee shall return the Premises to the condition that existed before the installation of the additions or alterations. Notwithstanding the above, Lessor agrees to allow any reasonable alterations and improvements and will notify Lessee at the time of approval if such improvements or alterations are to be removed at the end of the Lease Term or earlier termination of this Lease. Notwithstanding the foregoing, Lessee may construct non-structural alterations and additions without Lessor’s prior approval, if the cost of any such project within a twelve month period does not exceed Fifty Thousand Dollars ($50,000) and does not alter the exterior appearance of the Premises or building. Except for alterations and additions which cannot be removed without structural modifications to the Premises, at any time Lessee may remove Lessee’s trade fixtures, equipment, personal property and alterations from the Premises, provided that Lessee repairs all damage caused by such removal to a standard of at least equal quality and finishes that exist in the Premises.

5. Maintenance Of Premises:

(a) Lessee shall at its sole cost and expense keep, repair, and maintain the interior of the Premises in Good Condition and Repair, including, but not limited to, the interior walls and floors of all offices and other interior areas, doors and door closures, all lighting systems, temperature control systems, and plumbing systems, existing approximately 20,000 square feet of Class 10 clean room, including any Required Replacements. Lessee shall provide interior and exterior window washing as needed.

(b) Lessor shall, at Lessee’s expense, keep, repair, and maintain in Good Condition and Repair including Required Replacements the following, which shall be included in the monthly CAC under Section 1.8:

1. The exterior of the building, any appurtenances and every part thereof, including but not limited to, glazing, sidewalks, parking areas, electrical systems, and painting of exterior walls. The parking lot to receive a finish coat as soon as practicable following the Lease Commencement and every five to seven years thereafter.

2. The HVAC by a service contract with a licensed air conditioning and heating contractor which contract shall provide for a minimum of quarterly maintenance of all air conditioning and heating equipment at the Premises including HVAC repairs or replacements which are either excluded from such service contract or any existing equipment warranties.

3. The landscaping by a landscape contractor to water, maintain, trim and replace, when necessary, any shrubbery, irrigation parts, and landscaping at the Premises.

4. The roof membrane by a service contract with a licensed reputable roofing contractor which contract shall provide for a minimum of semi-annual maintenance, cleaning of storm gutters, drains, removing of debris, and trimming overhanging trees, repair of the roof, and application of a finish coat (if applicable to the Premises type of roof), every five years.

5. Exterior pest control.

6. Fire monitoring services.

7. Parking lot sweeping.

8. The Elevator by a service contract with a licensed elevator contractor which contract shall provide for a minimum of quarterly maintenance of all elevator equipment at the Premises including repairs or replacements which are either excluded from such service contract or any existing equipment warranties, and maintaining all licensing required by the State of California.

9. Elevator emergency phone and monitoring.

Upon execution of this Lease, Lessee will be directly responsible for securing, supervising and paying for the items in this Section 5(b) 1, 2, 3, 4, 5, 6, 7, 8 and 9. Any contract entered into by Lessee for items in this Section 5(b) 1, 2, 3, 4, 5, 6, 7, 8 and 9 will be with properly licensed and insured contractors in accordance with the terms of this Lease, and the contractor shall name Lessor as additional insured. The cost of Lessee providing these services to the Premises shall be excluded from monthly CAC.

In the event Lessee elects to have Lessor directly secure, supervise and pay for any items in this Section 5(b) 1, 2, 3, 4, 5, 6, 7, 8 and 9, at any time during the Lease Term, Lessee will provide Lessor at least sixty (60) days advance written notice accompanied by a copy of the service contact currently in place. Lessor will have the right to use a contractor of Lessor’s choosing, in Lessor’s sole and absolute discretion, for the services previously contracted for by Lessee. The Lessor shall use properly licensed and insured contractors in accordance with the terms of this Lease, and the contractor shall name Lessee as additional insured. The cost of Lessor providing the services to the Premises shall be included in the monthly CAC.

If Lessor manages the items in this Section 5(b) 1, 2, 3, 4, 5, 6, 7, 8 and 9, at any time during the Lease Term, the Lessee has the right to directly secure, supervise and pay for any items in this Section 5(b) 1, 2, 3, 4, 5, 6, 7, 8 and 9 for the Premises by delivering a written notice to Lessor at least thirty (30) days in advance, and as long as such actions result in comparable services being provided and no penalty to be incurred by Lessor in connection with canceling the contract in place. To the extent Lessee elects to have direct control, supervision and payment of all or a portion of the CAC for the Premises, Lessee will provide Lessor customary proof of payment and/or maintenance records contemporaneously, as applicable, relating to the CAC in Lessee’s direct control, supervision and payment for the Premises, and the cost of Lessee providing the services to the Premises shall be excluded from the monthly CAC.

Notwithstanding the foregoing or any other provision of this Lease, Lessee, at Lessee’s sole cost and expense, has the right to complete any necessary emergency repairs covered by the CAC’s to mitigate damage to the Premises or avoid any disruption of Lessee’s business. Following the Lessee’s completion of any necessary emergency repairs, Lessee will promptly notify Lessor in writing of the emergency repairs that were completed.

(c) Lessee hereby waives any and all rights to make repairs at the expense of Lessor as provided in Section 1942 of the Civil Code of the State of California, and all rights provided for by Section 1941 of said Civil Code.

(d) Lessor, at Lessor’s sole cost, shall be responsible for the repair of any structural defects in the Premises including the roof structure (not including the roof membrane), exterior walls and foundation during the Lease Term.

6. Insurance:

A) Hazard Insurance: Lessee shall not use, or permit said Premises, or any part thereof, to be used, for any purpose other than that for which the Premises are hereby leased; and no use shall be made or permitted to be made of the Premises, nor acts done, which may cause a cancellation of any insurance policy covering the Premises, or any part thereof, nor shall Lessee sell or permit to be kept, used or sold, in or about said Premises, any article which may be prohibited by a fire and extended coverage insurance policy. Lessee shall comply with any and all requirements, pertaining to said Premises, of any insurance organization or company, necessary for the maintenance of reasonable fire and extended coverage insurance, covering the Premises. Lessor shall, at Lessee’s sole cost and expense as part of the CAC, purchase and keep in force “all risk” property insurance, covering loss or damage to the Premises in an amount equal to the full replacement cost of the Premises, as reasonably determined by Lessor, with proceeds payable to Lessor. In the event of a loss per the insurance provisions of this paragraph, Lessee shall be responsible for deductibles up to a maximum of $10,000 per occurrence. Lessee acknowledges that the insurance referenced in this paragraph does not include coverage for Lessee’s personal property.

B) Loss of Rents Insurance: Lessor shall, at Lessee’s sole cost and expense as part of the CAC, purchase and maintain in full force and effect, a policy of rental loss insurance, in an amount equal to the amount of Rent payable by Lessee commencing within sixty (60) days of the date of the loss or on the date of loss if reasonably available for the next ensuing one (1) year, as reasonably determined by Lessor with proceeds payable to Lessor (“Loss of Rents Insurance”).

C) Liability and Property Damage Insurance: Lessee, as a material part of the consideration to be rendered to Lessor, hereby waives all claims against Lessor and Lessor’s Agents for damages to goods, wares and merchandise, and all other personal property in, upon, or about the Premises, and for injuries to persons in, upon, or about the Premises, from any cause arising at any time, and Lessee will hold Lessor and Lessor’s Agents exempt and harmless from any damage or injury to any person, or to the goods, wares, and merchandise and all other personal property of any person, arising from the use or occupancy of the Premises by Lessee, or from the failure of Lessee to keep the Premises in Good Condition and Repair, as herein provided; provided, however, that the foregoing waiver and indemnity shall not apply with respect to any damage or injury caused by the negligence or willful misconduct of Lessor or Lessor’s Agents. Lessee shall, at Lessee’s sole cost and expense, purchase and keep in force a standard policy of commercial general liability insurance and property damage policy covering the Premises and all related areas insuring the Lessee having a combined single limit for both bodily injury, death and property damage in an amount not less than Five Million Dollars ($5,000,000.00) per occurance of which Two Million Dollars ($2,000,000) can be provided by a primary (or base) liability policy with an additional Three Million Dollars ($3,000,000) provided by an excess or umbrella liability policy, and Lessee’s insurance shall be primary. The limits of said insurance shall not, however, limit the liability of Lessee hereunder. Lessee shall, at its sole cost and expense, comply with all of the insurance requirements of all local, municipal, state and federal authorities now in force, or which may hereafter be in force, pertaining to Lessee’s particular use and occupancy of the said Premises.

D) Personal Property Insurance: Lessee shall obtain, at Lessee’s sole cost and expense, a policy of fire and extended coverage insurance including coverage for direct physical loss special form, and a sprinkler leakage endorsement insuring the personal property of Lessee. The proceeds from any personal property damage policy shall be payable to Lessee.

All insurance policies required in 6 C) and 6 D) above shall: (i) provide for a certificate of insurance evidencing the insurance required herein, being deposited with Lessor on or prior to the Commencement Date, and upon each renewal, such certificates shall be provided 30 days prior to the expiration date of such coverage, (ii) be in a form reasonably satisfactory to Lessor and shall provide the coverage required by Lessee in this Lease, (iii) be carried with companies with a Best Rating of A minimum, (iv) specifically provide that such policies shall not be subject to cancellation, reduction of coverage, or other change except after 30 days prior written notice to Lessor, (v) with respect to insurance under 6 C) name Lessor, Lessor’s lender, and any other party with an insurable interest in the Premises as additional insureds by endorsement to policy, and (vi) shall be primary.

Lessee agrees to pay to Lessor, as additional Rent, on demand, the full cost of the insurance polices referenced in 6 A) and 6 B) above as evidenced by insurance billings to Lessor which shall be included in the CAC. If Lessee does not occupy the entire Premises, the insurance premiums shall be allocated to the portion of the Premises occupied by Lessee on a pro-rata square footage or other equitable basis, as determined by Lessor. It is agreed that Lessee’s obligation under this paragraph shall be prorated to the reflect the Commencement Date and the end of the Lease Term.

Notwithstanding anything in this Lease to the contrary, Lessor and Lessee hereby waive any rights each may have against the other related to any loss or damage to Premises caused by Lessor or Lessee as the case may be, or to the Premises or its contents, and which may arise from any risk covered by “all risk” property insurance or those risks required to be covered under Lessee’s personal property insurance. The parties shall provide that their respective insurance policies insuring the property or the personal property include a waiver of any right of subrogation which said insurance company may have against Lessor or Lessee, as the case may be.

7. Abandonment: Lessee shall not abandon the Premises at any time during the Lease Term; and if Lessee shall abandon or surrender said Premises, or be dispossessed by process of law, or otherwise, any personal property belonging to Lessee and left on the Premises shall be deemed to be abandoned, at the option of Lessor. Notwithstanding the above, the Premises shall not be considered abandoned if Lessee maintains the Premises in Good Condition and Repair, provides security and is not in default.

8. Free From Liens: Lessee shall keep the subject Premises and the property in which the subject Premises are situated, free from any and all liens including but not limited to liens arising out of any work performed, materials furnished, or obligations incurred by Lessee. However, the Lessor shall allow Lessee to contest a lien claim, so long as the claim is discharged prior to any foreclosure proceeding being initiated against the property and provided Lessee provides Lessor a bond if the lien exceeds $5,000.

9. Compliance With Governmental Regulations: Lessee shall, at its sole cost and expense, comply with all of the requirements of all local, municipal, state and federal authorities now in force, or which may hereafter be in force, pertaining to Lessee’s particular use of the Premises, and shall faithfully observe in the use and occupancy of the Premises all such local and municipal ordinances and state and federal statutes now in force or which may hereafter be in force.

10. Intentionally Omitted.

11. Advertisements And Signs: Lessee shall not place or permit to be placed, in, upon or about the Premises any unusual or extraordinary signs, or any signs not approved by the city, local, state, federal or other applicable governing authority. Lessee shall not place, or permit to be placed upon the Premises, any signs, advertisements or notices without the written consent of the Lessor, and such consent shall not be unreasonably withheld. A sign so placed on the Premises shall be so placed upon the understanding and agreement that Lessee will remove same at the end of the Lease Term or earlier termination of this Lease and repair any damage or injury to the Premises caused thereby, and if not so removed by Lessee, then Lessor may have the same removed at Lessee’s expense. Lessee shall, however, have the right to maintain, at Lessee’s sole cost and expense, during the Lease Term or any extension thereof, all signageat the Premises.

12. Utilities: Lessee shall pay for all water, gas, heat, light, power, telephone and other utilities supplied to the Premises. Any charges for sewer usage, PG&E and telephone site service or related fees shall be the obligation of Lessee and paid for by Lessee. If any such services are not separately metered to Lessee, Lessee shall pay a reasonable proportion of all charges which are jointly metered, the determination to be made by Lessor acting reasonably and on any equitable basis. Lessor and Lessee agree that Lessor shall not be liable to Lessee for any disruption of the utility service to the Premises.

13. Attorney’s Fees: In case suit should be brought for the possession of the Premises, for the recovery of any sum due hereunder, because of the breach of any other covenant herein, or to enforce, protect, or establish any term, conditions, or covenant of this Lease or the right of either party hereunder, the losing party shall pay to the Prevailing Party reasonable attorney’s fees which shall be deemed to have accrued on the commencement of such action and shall be enforceable whether or not such action is prosecuted to judgment. The term “Prevailing Party” shall mean the party that received substantially the relief requested, whether by settlement, dismissal, summary judgment, judgment, or otherwise.

14. Default

14.1 Lessee Default: The occurrence of any of the following shall constitute a default and breach of this Lease by Lessee: a) Any failure by Lessee to pay Rent or to make any other payment due to Lessor under this Lease which failure has not been remedied within three (3) days after Lessor shall have given Lessee written notice thereof; b) The abandonment of the Premises by Lessee except as provided in Section 7; c) A failure by Lessee to observe and perform any other provision of this Lease to be observed or performed by Lessee, where such failure continues for thirty days after written notice thereof by Lessor to Lessee; provided, however, that if the nature of such default is such that the same cannot be reasonably cured within such thirty (30) day period, Lessee shall not be deemed to be in default if Lessee shall, within such period, commence such cure and thereafter diligently prosecute the same to completion; d) The making by Lessee of any general assignment for the benefit of creditors; the filing by or against Lessee of a petition to have Lessee adjudged a bankrupt or of a petition for reorganization or arrangement under any law relating to bankruptcy; e) the appointment of a trustee or receiver to take possession of substantially all of Lessee’s assets or Lessee’s interest in this Lease, or the attachment, execution or other judicial seizure of substantially all of Lessee’s assets located at the Premises or of Lessee’s interest in this Lease; and in the case of any involuntary event described in the foregoing clauses d) and e), the same shall not have been dismissed within sixty (60) days of the filing of any involuntary event.

14.2 Surrender Of Lease: In the event of any such default by Lessee, then in addition to any other remedies available to Lessor at law or in equity, Lessor shall have the immediate option to terminate this Lease before the end of the Lease Term and all rights of Lessee hereunder, by giving written notice of such intention to terminate. In the event that Lessor terminates this Lease due to a default of Lessee, then Lessor may recover from Lessee: a) the worth at the time of award of any unpaid Rent which had been earned at the time of such termination; plus b) the worth at the time of award of unpaid Rent which would have been earned after termination until the time of award exceeding the amount of such rental loss that the Lessee proves could have been reasonably avoided; plus c) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that the Lessee proves could have been reasonably avoided; plus d) any other amount necessary to compensate Lessor for all the detriment proximately caused by Lessee’s failure to perform his obligations under this Lease or which in the ordinary course of things would be likely to result therefrom; and e) at Lessor’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable California law. As used in (a) and (b) above, the “worth at the time of award” is computed by allowing interest at the rate of Wells Fargo’s prime rate plus two percent (2%) per annum. As used in (c) above, the “worth at the time of award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

14.3 Right of Entry and Removal: In the event of any such default by Lessee, Lessor shall also have the right, after issuance of a court order, by operation of the law or terminating this Lease, to re-enter the Premises and remove all persons and property from the Premises; such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Lessee.

14.4 Abandonment: In the event of the abandonment, except as provided in Section 7, of the Premises by Lessee or in the event that Lessor shall elect to re-enter as provided in Section 14.3 above, and Lessor does not elect to terminate this Lease as provided in Section 14.2 above, then Lessor may from time to time, without terminating this Lease, recover all Rent as it becomes due.

14.5 No Implied Termination: No re-entry or exercise of remedies by Lessor pursuant to Section 14.3 or Section 14.4 of this Lease shall be construed as an election to terminate this Lease unless a written notice of such intention is given to Lessee or unless the termination thereof is decreed by a court of competent jurisdiction.

15. Surrender Of Lease: The voluntary or other surrender of this Lease by Lessee, or a mutual cancellation thereof, shall not work a merger, and shall, at the option of Lessor, terminate all or any existing subleases or sub tenancies, or may, at the option of Lessor, operate as an assignment to him of any or all such subleases or sub tenancies.

16. Taxes: Lessee shall pay and discharge punctually and prior to delinquency with penalty, all real estate taxes, personal property taxes, taxes based on vehicles utilizing parking areas in the Premises, taxes computed or based on rental income (other than federal, state and municipal net income taxes), environmental surcharges, privilege taxes, excise taxes, business and occupation taxes, school fees or surcharges, gross receipts taxes, sales and/or use taxes, employee taxes, occupational license taxes, water and sewer taxes, assessments (including, but not limited to, assessments for public improvements or benefit), assessments for local improvement and maintenance districts, and all other governmental impositions and charges of every kind and nature whatsoever, regardless of whether now customary or within the contemplation of the parties hereto and regardless of whether resulting from increased rate and/or valuation, or whether extraordinary or ordinary, general or special, unforeseen or foreseen, or similar or dissimilar to any of the foregoing (all of the foregoing being hereinafter collectively called “Tax” or “Taxes”) which, at any time during the Lease Term, shall be applicable against the Premises, or shall become due and payable and a lien or charge upon the Premises under or by virtue of any present or future laws, statutes, ordinances, regulations, or other requirements of any governmental authority whatsoever. The term “Environmental Surcharge” shall include any and all expenses, taxes, charges or penalties imposed by the Federal Department of Energy, Federal Environmental Protection Agency, the Federal Clean Air Act, or any regulations promulgated thereunder, or any other local, state or federal governmental agency or entity now or hereafter vested with the power to impose taxes, assessments or other types of surcharges as a means of controlling or abating environmental pollution or the use of energy in regard to the use, operation or occupancy of the Premises but shall not include any costs to remediate Hazardous Materials at the Premises that are not Lessee’s responsibility under Section 33. The term “Tax” shall include, without limitation, all taxes, assessments, levies, fees, impositions or charges levied, imposed, assessed, measured, or based in any manner whatsoever (i) in whole or in part on the Rent payable by Lessee under this Lease, (ii) upon or with respect to the use, possession, occupancy, leasing, operation or management of the Premises, (iii) upon this transaction or any document to which Lessee is a party creating or transferring an interest or an estate in the Premises, (iv) upon Lessee’s business operations conducted at the Premises (to the extent that this tax could become a lien on the Premises), (v) upon, measured by or reasonably attributable to the cost or value of Lessee’s equipment, furniture, fixtures and other personal property located on the Premises or the cost or value of any leasehold improvements made in or to the Premises by or for Lessee, regardless of whether title to such improvements shall be in Lessor or Lessee, or (vi) in lieu of or equivalent to any Tax set forth in this Section 16. In the event any such Taxes are payable by Lessor and it shall not be lawful for Lessee to reimburse Lessor for such Taxes, then the Rent payable thereunder shall be increased to net Lessor the same net rent after imposition of any such Tax upon Lessor as would have been payable to Lessor prior to the imposition of any such Tax. It is the intention of the parties that Lessor shall be free from all such Taxes and all other governmental impositions and charges of every kind and nature whatsoever. However, nothing contained in this Section 16 shall require Lessee to pay any Federal or State income, franchise, estate, inheritance, succession, transfer or excess profits tax imposed upon Lessor. If any general or special assessment is levied and assessed against the Premises, Lessor agrees to use its best reasonable efforts to cause the assessment to become a lien on the Premises securing repayment of a bond sold to finance the improvements to which the assessment relates which is payable in installments of principal and interest over the maximum term allowed by law. It is understood and agreed that Lessee’s obligation under this paragraph will be prorated to reflect the Commencement Date and the end of the Lease Term. It is further understood that if Taxes cover the Premises and Lessee does not occupy the entire Premises, the Taxes will be allocated to the portion of the Premises occupied by Lessee based on a pro-rata square footage or other equitable basis, as determined by Lessor. Lessee has elected to be responsible to pay real estate taxes directly and Lessee will be responsible for any penalties and interest as a result of not paying the real estate taxes when due. In the event Lessee either: (i) Commits a Lease default (beyond applicable notice and cure periods) or (ii) elects to have Lessor pay the real estate taxes, the real estate taxes (including any accrued penalities and interest as a result of Lessee’s failure to pay the real estate taxes when due) billed by Lessor to Lessee shall be included in the monthly CAC.

Subject to any limitations or restrictions imposed by any deeds of trust or mortgages now or hereafter covering or affecting the Premises, Lessee shall have the right to contest or review the amount or validity of any Tax by appropriate legal proceedings but which is not to be deemed or construed in any way as relieving, modifying or extending Lessee’s covenant to pay such Tax at the time and in the manner as provided in this Section 16. However, as a condition of Lessee’s right to contest, if such contested Tax is not paid before such contest and if the legal proceedings shall not operate to prevent or stay the collection of the Tax so contested, Lessee shall, before instituting any such proceeding, protect the Premises and the interest of Lessor and of the beneficiary of a deed of trust or the mortgagee of a mortgage affecting the Premises against any lien upon the Premises by a surety bond, issued by an insurance company acceptable to Lessor and in an amount equal to one and one-half (1 1/2) times the amount contested or, at Lessor’s option, the amount of the contested Tax and the interest and penalties in connection therewith. Any contest as to the validity or amount of any Tax, whether before or after payment, shall be made by Lessee in Lessee’s own name, or if required by law, in the name of Lessor or both Lessor and Lessee. Lessee shall defend, indemnify and hold harmless Lessor from and against any and all costs or expenses, including attorneys’ fees, in connection with any such proceedings brought by Lessee, whether in its own name or not. Lessee shall be entitled to retain any refund of any such contested Tax and penalties or interest thereon which have been paid by Lessee. Nothing contained herein shall be construed as affecting or limiting Lessor’s right to contest any Tax at Lessor’s expense.

17. Notices: Unless otherwise provided for in this Lease, any and all written notices or other communication (the “Communication”) to be given in connection with this Lease shall be given in writing and shall be given by personal delivery or by mailing by registered or certified mail with postage thereon or recognized overnight courier, fully prepaid, in a sealed envelope addressed to the intended recipient as follows:

(a) (b)	to the Lessor at: to the Lessee at:	10050 Bandley Drive Cupertino, California 95014 Attention: Carl E. Berg Raymond V. Marino 233 South Hillview Drive Milpitas, California 95035 Attention: Ralph H. Schmitt Ray Wallin

or such other addresses, or individual as may be designated by a Communication given by a party to the other parties as aforesaid. Any Communication given by personal delivery shall be conclusively deemed to have been given and received on a date it is so delivered at such address provided that such date is a business day, otherwise on the first business day following its receipt, and if given by registered or certified mail, on the day on which delivery is made or refused or if given by recognized overnight courier, on the first business day following deposit with such overnight courier.

18. Entry By Lessor: Lessee shall permit Lessor and its agents to enter into and upon said Premises at all reasonable times using the minimum amount of interference and inconvenience to Lessee and Lessee’s business, subject to any security regulations of Lessee, for the purpose of inspecting the same or for the purpose of maintaining the building in which said Premises are situated, or for the purpose of making repairs, alterations or additions to any other portion of said building, including the erection and maintenance of such scaffolding, canopies, fences and props as may be required, without any rebate of Rent and without any liability to Lessee for any loss of occupation or quiet enjoyment of the Premises; and shall permit Lessor and his agents, at any time within ninety (90) days prior to the end of the Lease Term, to place upon said Premises any usual or ordinary “For Sale” or “For Lease” signs and exhibit the Premises to prospective tenants at reasonable hours.

19. Destruction Of Premises: In the event of a partial destruction of the said Premises during the Lease Term from any cause which is covered by Lessor’s property insurance (or which would have been covered if Lessor had maintained the property insurance required under this Lease), Lessor shall forthwith repair the same, provided such repairs can be made within one hundred eighty (180) days after receipt of building permit under the laws and regulations of State, Federal, County, or Municipal authorities, but such partial destruction shall in no way annul or void this Lease, except that Lessee shall be entitled to a proportionate reduction of Rent while such repairs are being made. With respect to any partial destruction which Lessor is obligated to repair or may elect to repair under the terms of this paragraph, the provision of Section 1932, Subdivision 2, and of Section 1933, Subdivision 4, of the Civil Code of the State of California are waived by Lessee. In the event that the building in which the subject Premises may be situated is destroyed to an extent greater than thirty-three and one-third percent (33 1/3%) of the replacement cost thereof, Lessor may, at its sole option, elect to terminate this Lease, whether the subject Premises is insured or not. A total destruction of the building in which the subject Premises are situated shall terminate this Lease. Notwithstanding the above, Lessor is only obligated to repair or rebuild to the extent of available insurance proceeds including any deductible amount paid by Lessee. Should Lessor determine that insufficient or no insurance proceeds are available for repair or reconstruction of Premises, Lessor, at its sole option, may terminate the Lease. Lessee shall have the option of continuing this Lease by agreeing to pay all repair costs to the subject Premises. Notwithstanding this Section 19 or Section 21, (i) if the Premises are condemned or damaged by any peril, then Lessee shall have the option to terminate this Lease if the Premises cannot be, or are not in fact, fully restored by Lessor to their prior condition within two hundred and seventy (270) days after the condemnation or damage, and (ii) Landlord shall not have the right to terminate this Lease and shall repair and restore the Premises if the damage to the Premises is (a) due to a risk required to be insured against by Lessor under this Lease or (b) relatively minor (e.g., repair or restoration would cost less than five percent (5%) of the replacement cost of the Premises).

20. Assignment And Subletting: Lessee shall not assign this Lease, or any interest therein, and shall not sublet the said Premises or any part thereof, or any right or privilege appurtenant thereto, or cause any other person or entity , to occupy or use the Premises, or any portion thereof, without the advance written consent of Lessor which shall not be unreasonably withheld. Notwithstanding the above, Lessee may, without the consent of Lessor, assign this Lease or sublet all or any part of the Premises to a bona fide subsidiary or affiliate of Lessee, an entity in which or with which Lessee merges or an entity which acquires all or substantially all of the assets of Lessee (“Excepted Party”). Any such assignment or subletting requiring Lessor’s consent made without Lessor’s consent shall be void, and shall, at the option of the Lessor, terminate this Lease. This Lease shall not, or shall any interest therein, be assignable, as to the interest of Lessee, by operation of law, without the written consent of Lessor. Notwithstanding Lessor’s obligation to provide reasonable approval, Lessor reserves the right to withhold its consent for any proposed sublessee or assignee of Lessee if the proposed sublessee or assignee is a user or generator of Hazardous Materials to an extent greater than Lessee’s use of Hazardous Materials at the Premises as of the Commencement Date. If Lessee desires to assign its rights under this Lease or to sublet all or any part of the Premises to a party other than an Excepted Party, Lessee shall first notify Lessor of the proposed terms and conditions of such assignment or subletting. With respect to any such proposed assignment of this Lease or sublease if the assignee or sublessee, respectively, fully occupies either the single story 60,482 square foot building or the 2-story 35,208 square foot building or the entire Premises, Lessor, at its sole option, shall have the right (i) to enter into a direct Lessor-lessee relationship with such party under such proposed terms and conditions, in which event Lessee shall be relieved of its obligations hereunder to the extent of the Lessor-lessee relationship entered into between Lessor and such third party, or (ii) to terminate the Lease and relieve Lessee of all Lease obligations occurring after the termination of the Lease. Notwithstanding the foregoing, Lessee may assign this Lease to an Excepted Party, provided there is no substantial reduction in the net worth of the Excepted Party below that of Lessee immediately before such assignment and the Security Deposit will remain in place. Whether or not Lessor’s consent to a sublease or assignment is required, in the event of any sublease or assignment, Lessee shall be and shall remain primarily liable for the performance of all conditions, covenants, and obligations of Lessee hereunder and, in the event of a default by an assignee or sublessee, Lessor may proceed directly against the original Lessee hereunder and/or any other predecessor of such assignee or sublessee without the necessity of exhausting remedies against said assignee or sublessee. Notwithstanding anything in this Lease to the contrary, Lessor acknowledges that Lessee currently intends to market the Premises and this Lease to prospective assignees of Lessee’s interest under this Lease. Lessor therefore agrees that Lessor will consent to such a proposed assignment of this Lease by Lessee, provided that (a) Lessee is not then in default under this Lease (beyond applicable notice and cure periods), (b) the proposed assignee has a net worth in excess of Fifty Million Dollars ($50,000,000) and the assignee’s financial statements prepared in accordance with U.S. GAAP, has net income and positive cash flow, excluding extraordinary items, during the four (4) calendar quarters immediately precedingLessee’s request for Lessor’s consent to such assignment, and (c) Lessee pays all brokerage commissions and any other out of pocket costs in connection with completing such assignment. Upon any such assignment of this Lease, Lessor and Lessee shall execute a Settlement Agreement and Release in the form attached hereto as Exhibit B, and the assignee shall be deemed to be an Excepted Party hereunder.

20.1 Consideration to Relocate: If Lessor recaptures the Premises pursuant to Section 20 or Lessee and Lessor mutually agree on an assignment of the Lease to another tenant, then promptly after Lessee determines its space needs in connection with the relocation (including acceptable geographic locations), Lessee and Lessor will meet and confer for up to fifteen (15) days to consider relocating Lessee to another premises owned by Lessor, but neither party shall have any obligation to conclude any such relocation.

21. Condemnation: If any part of the Premises shall be taken for any public or quasi-public use, under any statute or by right of eminent domain or private purchase in lieu thereof, and a part thereof remains which is susceptible of occupation hereunder, this Lease shall as to the part so taken, terminate as of the date title vests in the condemnor or purchaser, and the Rent payable hereunder shall be adjusted so that the Lessee shall be required to pay for the remainder of the Lease Term only that portion of Rent as the value of the part remaining. The rental adjustment resulting will be computed at the same Rental rate for the remaining part not taken. Lessor shall have the option to terminate this Lease as of the date when title to the part so taken vests in the condemnor or purchaser. If all of the Premises, or such part thereof be taken so that there does not remain a portion susceptible for occupation hereunder, this Lease shall thereupon terminate. If a part or all of the Premises be taken, all compensation awarded upon such taking shall be payable to the Lessor. Lessee shall have the right to file a separate claim to recover Lessee’s relocation costs and the unamortized value of all improvements and alterations made to the Premises at Lessee’s cost during the Lease Term.

22. Effects Of Conveyance: The term “Lessor” as used in this Lease, means only the owner for the time being of the land and building constituting the Premises, so that, in the event of any sale of said land or building, Lessor shall be and hereby is entirely freed and relieved of all covenants and obligations of Lessor thereafter accruing hereunder, and it shall be deemed and construed, without further agreement between the parties and the purchaser of any such sale, that the purchaser of the building has assumed and agreed to carry out any and all covenants and obligations of the Lessor hereunder. If any security is given by Lessee to secure the faithful performance of all or any of the covenants of this Lease on the part of Lessee, Lessor shall transfer and deliver the security, as such, to the purchaser at any such sale of the building, and thereupon the Lessor shall be discharged from any further liability.

23. Subordination: This Lease, in the event Lessor notifies Lessee in writing, shall be subordinate to any ground lease, deed of trust, or other hypothecation for security now or hereafter placed upon the real property at which the Premises are a part and to any and all advances made on the security thereof and to renewals, modifications, replacements and extensions thereof. Lessee agrees to promptly execute any commercially reasonable documents which may be required to effectuate such subordination. Notwithstanding such subordination, if Lessee is not in default (beyond applicable notice and cure periods), Lessee’s right to quiet possession of the Premises shall not be disturbed or affected by any subordination.

24. Waiver: The waiver by Lessor or Lessee of any breach of any term, covenant or condition, herein contained shall not be construed to be a waiver of such term, covenant or condition or any subsequent breach of the same or any other term, covenant or condition therein contained. The subsequent acceptance of Rent hereunder by Lessor shall not be deemed to be a waiver of Lessee’s breach of any term, covenant, or condition of the Lease.

25. Holding Over: Any holding over after the end of the Lease Term requires Lessor’s written approval prior to the end of the Lease Term, which, notwithstanding any other provisions of this Lease, Lessor may withhold. Such holding over shall be construed to be a tenancy at sufferance from month to month. Lessee shall pay to Lessor monthly base rent equal to one and one-half (1.5) times the monthly base rent installment due in the last month of the Lease Term and all other additional rent and all other terms and conditions of the Lease shall apply, so far as applicable. Holding over by Lessee without written approval of Lessor shall subject Lessee to the liabilities and obligations provided for in this Lease and by law, including, but not limited to those in Section 2.1 of this Lease. Lessee shall indemnify and hold Lessor harmless against any loss or liability resulting from any delay caused by Lessee in surrendering the Premises, including without limitation, any claims made or penalties incurred by any succeeding lessee or by Lessor. No holding over shall be deemed or construed to exercise any option to extend or renew this Lease in lieu of full and timely exercise of any such option as required hereunder.

26. Lessor’s Liability: If Lessee should recover a money judgment against Lessor arising in connection with this Lease, the judgment shall be satisfied only out of the Lessor’s interest in the Premises and, if at the time any portion of the Premises has been damaged or condemned, the insurance and condemnation proceeds thereof, Neither Lessor or any of its officers, directors, employees or partners shall be liable personally for any deficiency.

27. Estoppel Certificates: Lessee shall at any time during the Lease Term, upon not less than ten (10) days prior written notice from Lessor, execute and deliver to Lessor a statement in writing certifying that, this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification) and the dates to which the Rent and other charges have been paid in advance, if any, and acknowledging that there are not, to Lessee’s knowledge, any uncured defaults on the part of Lessor hereunder or specifying such defaults if they are claimed. Any such statement may be conclusively relied upon by any prospective purchaser or encumbrancer of the Premises. Lessee’s failure to deliver such a statement within such time shall be conclusive upon the Lessee that (a) this Lease is in full force and effect, without modification except as may be represented by Lessor; (b) there are no uncured defaults in Lessor’s performance.

28. Time: Time is of the essence of the Lease.

29. Captions: The headings on titles to the paragraphs of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part thereof. This instrument contains all of the agreements and conditions made between the parties hereto and may not be modified orally or in any other manner than by an agreement in writing signed by all of the parties hereto or their respective successors in interest.

30. Party Names: Landlord and Tenant may be used in various places in this Lease as a substitute for Lessor and Lessee respectively.

31. Earthquake Insurance: Lessee agrees that it will pay, as additional Rent, which shall be included in the monthly CAC, an amount not to exceed Thirty Eight Thousand Two Hundred Seventy Six and 00/100’s Dollars ($38,276) per year for earthquake insurance if Lessor desires to obtain some form of earthquake insurance in the future, if and when available, on terms acceptable to Lessor as determined in the sole and absolute discretion of Lessor; provided, however, that (i) Lessee shall only be required to pay such amount if Lessor is required to carry such earthquake insurance by an unaffiliated, commercial lender holding a mortgage or deed of trust on the Premises, and (ii) Lessee shall not in any event be required to pay any amount in excess of the commercially reasonable premiums actually paid by Lessor for such earthquake insurance for the Premises.

32. Habitual Default: Notwithstanding anything to the contrary contained in Section 14 herein, Lessor and Lessee agree that if Lessee shall have defaulted in the payment of Rent (after applicable notice and cure periods) for two or more times during any twelve month period during the Lease Term, then such conduct shall, at the option of the Lessor, represent a separate event of default which cannot be cured by Lessee. Lessee acknowledges that the purpose of this provision is to prevent repetitive defaults by the Lessee under the Lease, which constitute a hardship to the Lessor and deprive the Lessor of the timely performance by the Lessee hereunder.

33. Hazardous Materials

33.1 Definitions: As used in this Lease, the following terms shall have the following meaning:

a. The term “Hazardous Materials” shall mean (i) polychlorinated biphenyls; (ii) radioactive materials and (iii) any chemical, material or substance now or hereafter defined as or included in the definitions of “hazardous substance” “hazardous water”, “hazardous material”, “extremely hazardous waste”, “restricted hazardous waste” under Section 25115, 25117 or 15122.7, or listed pursuant to Section 25140 of the California Health and Safety Code, Division 20, Chapter 6.5 (Hazardous Waste Control Law), (iv) defined as “hazardous substance” under Section 25316 of the California Health and Safety Code, Division 20, Chapter 6.8 (Carpenter-Presley-Tanner Hazardous Substances Account Act), (v) defined as “hazardous material”, “hazardous substance”, or “hazardous waste” under Section 25501 of the California Health and Safety Code, Division 20, Chapter 6.95 (Hazardous Materials Release, Response, Plans and Inventory), (vi) defined as a “hazardous substance” under Section 25181 of the California Health and Safety Code, Division 20l, Chapter 6.7 (Underground Storage of Hazardous Substances), (vii) petroleum, (viii) asbestos, (ix) listed under Article 9 or defined as “hazardous” or “extremely hazardous” pursuant to Article II of Title 22 of the California Administrative Code, Division 4, Chapter 20, (x) defined as “hazardous substance” pursuant to Section 311 of the Federal Water Pollution Control Act, 33 U.S.C. 1251 et seq. or listed pursuant to Section 1004 of the Federal Water Pollution Control Act (33 U.S.C. 1317), (xi) defined as a “hazardous waste”, pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., (xii) defined as “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Responsibility Compensations, and Liability Act, 42 U.S.C. 9601 et seq., or (xiii) regulated under the Toxic Substances Control Act, 156 U.S.C. 2601 et seq.

b. The term “Hazardous Materials Laws” shall mean any local, state and federal laws, rules, regulations, or ordinances relating to the use, generation, transportation, analysis, manufacture, installation, release, discharge, storage or disposal of Hazardous Material.

c. The term “Lessor’s Agents” shall mean Lessor’s agents, representatives, employees, contractors, subcontractors, directors, officers and partners.

d. The term “Lessee’s Agents” shall mean Lessee’s agents, representatives, employees, contractors, subcontractors, directors, officers, partners and invitees.

33.2 Lessee’s Right to Investigate: Lessee, at Lessee’s cost, shall be entitled to cause such inspection, soils and ground water tests, and other evaluations to be made of the Premises as Lessee deems necessary regarding (i) the presence and use of Hazardous Materials in or about the Premises, and (ii) the potential for exposure to Lessee’s employees and other persons to any Hazardous Materials used and stored by previous occupants in or about the Premises. Lessee shall provide Lessor with copies of all inspections, tests and evaluations, and repair any damage to the Premises caused by the investigation.

3.3 Lessor’s Representations: Lessor hereby represents and warrants to the best of Lessor’s knowledge that the Premises are, as of the date of this Lease, in compliance with all Hazardous Material Laws.

33.4 Lessee’s Obligation to Indemnify: Lessee, at its sole cost and expense, shall indemnify, defend, protect and hold Lessor and Lessor’s Agents harmless from and against any and all cost or expenses, including those described under subparagraphs i, ii and iii herein below set forth, to the extent arising from or caused during the Lease Term by:

a. Lessee’s or Lessee’s Agents’ use, analysis, storage, transportation, disposal, release, threatened release, discharge or generation of Hazardous Material to, in, on, under, about or from the Premises; or

b. Lessee’s or Lessee’s Agents failure to comply with Hazardous Material Laws; or

c. Any release of Hazardous Material to, in, on, under, about, from or onto the Premises caused by or occurring as a result of acts or omissions of Lessee or Lessee’s Agents.

The cost and expenses indemnified against include, but are not limited to the following:

i. Any and all claims, actions, suits, proceedings, losses, damages, liabilities, deficiencies, forfeitures, penalties, fines, punitive damages, cost or expenses;

ii. Any claim, action, suit or proceeding for personal injury (including sickness, disease, or death), tangible or intangible property damage, compensation for lost wages, business income, profits or other economic loss, damage to the natural resources of the environment, nuisance, pollution, contamination, leaks, spills, release or other adverse effects on the environment;

iii. The cost of any repair, clean-up, treatment or detoxification of the Premises necessary to bring the Premises into compliance with all Hazardous Material Laws, including the preparation and implementation of any closure, disposal, remedial action, or other actions with regard to the Premises, and expenses (including, without limitation, reasonable attorney’s fees and consultants fees, investigation and laboratory fees, court cost and litigation expenses).

33.5 Lessee’s Obligation to Remediate Contamination: Lessee shall, at its sole cost and expense, promptly take any and all action required by Hazardous Materials Laws to remediate contamination of the Premises by Hazardous Materials by Lessee or Lessee’s Agents during the Lease Term.

33.6 Obligation to Notify: Lessor and Lessee shall each give written notice to the other as soon as reasonably practical of (i) any communication received from any governmental authority concerning Hazardous Material which related to the Premises and (ii) any contamination of the Premises by Hazardous Materials which constitutes a violation of any Hazardous Material Laws.

33.7 Survival: The obligations of Lessee and Lessor under this Section 33 shall survive the Lease Term or earlier termination of this Lease.

33.8 Certification and Closure: On or before the end of the Lease Term or earlier termination of this Lease, Lessee shall deliver to Lessor a certification executed by Lessee stating that, to the best of Lessee’s knowledge, there exists no violation of Hazardous Material Laws resulting from Lessee’s obligation in Paragraph 33. If pursuant to local ordinance, state or federal law, Lessee is required, at the expiration of the Lease Term, to submit a closure plan for the Premises to a local, state or federal agency, then Lessee shall comply at its sole cost and expense with the requirements of the closure plan and furnish to Lessor a copy of such plan.

33.9 Prior Hazardous Materials: Lessee shall have no obligation to clean up or to hold Lessor harmless with respect to any Hazardous Material or wastes discovered on the Premises, which were not introduced into, in, on, about, from or under the Premises during the Lease Term or ground water contamination from other parcels where the source is from off the Premises not arising from or caused by Lessee or Lessee’s Agents. Under no circumstance shall Lessee be liable for losses, costs, claims, liabilities and damages (including attorneys’ and consultants’ fees) arising out of or in connection with any Hazardous Material present at the Premises or the soil, air, ground water or surface water thereof, or the violation of any Hazardous Materials Law, except to the extent that any of the foregoing actually results from the release of Hazardous Materials by Lessee or Lessee’s Agents during the Lease Term.

34. Brokers: Lessee represents that they have not utilized or contacted a real estate broker or finder with respect to this Lease other than CPS Corfac International and Colliers International (the “Brokers”), and Lessee agrees to indemnify and hold Lessor harmless against any claim, cost, liability or cause of action asserted by any broker or finder claiming through Lessee other than the Brokers. Lessor represents and warrants that it has not utilized or contacted a real estate broker or finder with respect to this Lease and Lessor agrees to indemnify and hold Lessee harmless against any claim, cost, liability or cause of action asserted by any broker or finder claiming through Lessor. Lessee is responsible for paying the Brokers a commission pursuant to separate agreements entered into by and between Lessee and the Brokers.

35. Option to Extend

A. Option: Lessor hereby grants to Lessee one (1) option to extend the Lease Term, with the extended term to be for a period of sixty months (60) months, on the following terms and conditions:

(i) Lessee shall give Lessor written notice of its exercise of its option to extend no earlier than twelve (12) , nor later than six (6) calendar months before the Lease Term would end but for said exercise. If Lessee and Lessor have not agreed to rental terms in writing, Lessee may withdraw its notice of exercise of an extension option prior to six (6) months before the Lease Term would end but for said exercise. Lessor shall provide Lessee with Lessor’s proposed base monthly rent for the option period within twenty (20) days of Lessee’s written request. However, once Lessee delivers a notice of exercise of an option to extend the Lease Term it may not be withdrawn except as provided for herein and subject to the provisions of this Section 35, such notice shall operate to extend the Lease Term. Upon any extension of the Lease Term pursuant to this Section 35, the term “Lease Term” as used in this Lease shall thereafter include the then extended term. Time is of the essence.

(ii) Lessee may not extend the Lease Term pursuant to any option granted by this Section 35 if Lessee is in default (beyond applicable notice and cure periods) as of the date of the exercise of its option. If Lessee has committed a default by Lessee as defined in Section 14 or 32 that has not been cured or waived by Lessor in writing by the date that any extended term is to commence, then Lessor may elect not to allow the Lease Term to be extended, notwithstanding any notice given by Lessee of an exercise of this option to extend.

(iii) All terms and conditions of this Lease shall apply during the extended term, except that the base rent and rental increases for each extended term shall be determined as provided in Section 35 (B) below

(iv) The option rights of Sipex Corporation granted under this Section 35 are granted for Sipex Corporation’s personal benefit and may not be assigned or transferred by Sipex Corporation, except in connection with any assignment or transfer to an Excepted Party.

B. Extended Term Rent — Option Period: The monthly base rent for the Premises during the extended term shall equal ninety-five percent (95%) of the fair market monthly base rent for the Premises as of the commencement date of the extended term plus CAC. Promptly upon Lessee’s exercise of the option to extend, Lessee and Lessor shall meet and attempt to agree on the fair market monthly base rent for the Premises as of the commencement date of the extended term. In the event the parties fail to agree upon the amount of the monthly base rent for the extended term prior to commencement thereof, the monthly base rent for the extended term shall be determined by appraisal in the manner hereafter set forth. Annual base rent increases during the extended term shall be three and one-half percent (3.5%) per year. In the event it becomes necessary under this paragraph to determine the fair market monthly base rent of the Premises by appraisal, Lessor and Lessee each shall appoint a real estate appraiser within five days after Lessor or Lessee notifies the other party that the proposed rental rate for the extended term is unacceptable, who shall be a member of the American Institute of Real Estate Appraiser (“AIREA”) and such appraisers shall each determine the fair market monthly base rent for the Premises taking into account the value of the Premises and the amenities provided by the outside areas, the common areas, and the Building, and prevailing comparable rentals in the area, but shall not take into account the value of any improvements or alterations made to the Premises at Lessee’s expense during the Lease Term. Such appraisers shall, within twenty (20) business days after their appointment, complete their appraisals and submit their appraisal reports to Lessor and Lessee. If the fair market monthly base rent of the Premises established in the two (2) appraisals varies by five percent (5%) or less of the higher rent, the average of the two shall be controlling. If said fair market monthly base rent varies by more than five percent (5%) of the higher rental, said appraisers, within ten (10) days after submission of the last appraisal, shall appoint a third appraiser who shall be a member of the AIREA and who shall also be experienced in the appraisal of rent values and adjustment practices for commercial properties in the vicinity of the Premises. Such third appraiser shall, within twenty (20) business days after his appointment, determine by appraisal the fair market monthly base rent of the Premises taking into account the same factors referred to above, and submit his appraisal report to Lessor and Lessee. The fair market monthly base rent determined by the third appraiser for the Premises shall be controlling, unless it is less than that set forth in the lower appraisal previously obtained, in which case the base rent set forth in said lower appraisal shall be controlling, or unless it is greater than that set forth in the higher appraisal previously obtained in which case the base rent set forth in said higher appraisal shall be controlling. If either Lessor or Lessee fails to appoint an appraiser, or if an appraiser appointed by either of them fails, after his appointment to submit his appraisal within the required period in accordance with the foregoing, the appraisal submitted by the appraiser properly appointed and timely submitting his appraisal shall be controlling. If the two appraisers appointed by Lessor and Lessee are unable to agree upon a third appraiser within the required period in accordance with the foregoing, application shall be made within twenty (20) days thereafter by either Lessor or Lessee to AIREA, which shall appoint a member of said institute willing to serve as appraiser. The cost of all appraisals under this subparagraph shall be borne equally be Lessor and Lessee.

36. Approvals: Whenever in this Lease the Lessor’s or Lessee’s consent is required, such consent shall not be unreasonably or arbitrarily withheld or delayed. In the event that the Lessor or Lessee does not respond to a request for any consents which may be required of it in this Lease within ten business days of the request of such consent in writing by the Lessee or Lessor, such consent shall be deemed to have been given by the Lessor or Lessee.

37. Authority: Each party executing this Lease represents and warrants that it is duly authorized to execute and deliver the Lease. If executed on behalf of a corporation, that the Lease is executed in accordance with the by-laws of said corporation (or a partnership that the Lease is executed in accordance with the partnership agreement of such partnership), that no other party’s approval or consent to such execution and delivery is required, and that the Lease is binding upon said individual, corporation (or partnership) as the case may be in accordance with its terms.

38. Indemnification of Lessor: Except to the extent caused by the negligence or willful misconduct of Lessor or Lessor’s Agents, Lessee shall defend, indemnify and hold Lessor harmless from and against any and all obligations, losses, costs, expenses, claims, demands, attorney’s fees, investigation costs or liabilities on account of, or arising out of the use, condition, or occupancy of the Premises or any act or omission to act of Lessee or Lessee’s Agents or any occurrence in, upon, about or at the Premises during the Lease Term or any extension thereof, including, without limitation, any of the foregoing provisions arising out of the use, generation, manufacture, installation, release, discharge, storage, or disposal of Hazardous Materials by Lessee or Lessee’s Agents during the Lease Term or any extension thereof. It is understood that Lessee is and shall be in control and possession of the Premises and that Lessor shall in no event be responsible or liable for any injury or damage or injury to any person whatsoever, happening on, in, about, or in connection with the Premises, or for any injury or damage to the Premises or any part thereof, except to the extent caused by the negligence or willful misconduct of Lessor or Lessor’s Agents. This Lease is entered into on the express condition that Lessor shall not be liable for, or suffer loss by reason of injury to person or property, from whatever cause, which in any way may be connected with the use, condition or occupancy of the Premises or personal property located herein, except to the extent caused by the negligence or willful misconduct of Lessor or Lessor’s Agents. The provisions of this Lease permitting Lessor to enter and inspect the Premises are for the purpose of enabling Lessor to become informed as to whether Lessee is complying with the terms of this Lease and Lessor shall be under no duty to enter, inspect or to perform any of Lessee’s covenants set forth in this Lease. Lessee shall further indemnify, defend and hold harmless Lessor from and against any and all claims arising from any breach or default in the performance of any obligation to Lessee’s part to be performed under the terms of this Lease. The provisions of Section 38 shall survive the Lease Term or earlier termination of this Lease with respect to any third party claims, damage, injury or death occurring during the Lease Term.

39. Successors And Assigns: The covenants and conditions herein contained shall, subject to the provisions as to assignment, apply to and bind the heirs, successors, executors, administrators and assigns of all of the parties hereto.

40. Miscellaneous Provisions: All rights and remedies hereunder are cumulative and not alternative to the extent permitted by law and are in addition to all other rights or remedies in law and in equity.

41. Choice of Law; Venue: This lease shall be construed and enforced in accordance with the substantive laws of the State of California. The language of all parts of this lease shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either Lessor or Lessee. Any legal action taken with respect to this Agreement shall be determined by a court of competent jurisdiction located in the County of Santa Clara, State of California.

42. Entire Agreement: This Lease is the entire agreement between the parties, and there are no agreements or representations between the parties except as expressed herein. Except as otherwise provided for herein, no subsequent change or addition to this Lease shall be binding unless in writing and signed by the parties hereto.

43. Reasonable Expenditures: Any expenditure by a party permitted or required under this Lease, for which such party is entitled to demand and does demand reimbursement from the other party, shall be limited to the out of pockets costs incurred by the partyfor the goods and services involved, shall be reasonably incurred, and shall be substantiated by reasonable documentary evidence available for inspection and review by the other party or its representative during normal business hours.

In Witness Whereof, Lessor and Lessee have executed this Lease, the day and year first above written.

Lessor
Mission West Properties, L.P.
By: Mission West Properties, Inc., its general	Lessee
partner	Sipex Corporation
B

Signature of authorized representative	Signature of authorized representative

Printed name	Printed name

Title	Title

Date	Date